Exhibit 10.1

_________________________________________________________________________

LOAN AGREEMENT

Dated as of June 23, 2016

By and Between

CHSP BOSTON II LLC,
as Borrower,

and

METROPOLITAN LIFE INSURANCE COMPANY,
as Lender

Property:
Hyatt Regency Boston
One Avenue de Lafayette
Boston, Massachusetts 02111

Loan Amount: $150,000,000.00

_________________________________________________________________________

SCHEDULES AND EXHIBITS
Schedule 4.1.22    –    Organizational Chart
Schedule 4.1.23    –    Material Agreements
Exhibit A        –    Legal Description of Property

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of June 23, 2016 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation, having an address at 10 Park Avenue, Morristown, PO Box 1902, New Jersey 07960 (together with its affiliates and/or their respective successors and assigns, “Lender”), and CHSP BOSTON II LLC, a Delaware limited liability company, having an address at 1997 Annapolis Exchange Parkway, Suite 410, Annapolis, Maryland 21401 (“Borrower”).
All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.
W I T N E S S E T H:
WHEREAS, Borrower desires to obtain the Loan from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.
NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:
I.    DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly provided:
“Actions” shall have the meaning set forth in Section 5.1.18(a).
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, (i) owns more than ten percent (10%) of such Person, or (ii) is in Control of, is Controlled by or is under common ownership or Control with such Person.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“ALTA” shall mean American Land Title Association or any successor thereto.
“Appraisal” shall mean an appraisal with respect to the Property conducted in accordance with the standards of the Appraisal Institute by an Appraiser and certified by such Appraiser as having been prepared in accordance with the requirements of the Standards of Professional Practice of the Appraisal Institute and the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, as well as FIRREA.
“Appraiser” shall mean an independent appraiser, selected by Lender or any applicable Servicer, that is a member in good standing of the Appraisal Institute and that is certified or licensed in the State in which the Property is located, and who has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the Property is located.
“Approved FF&E Expense” for any period shall mean the amount expended for FF&E Work in, at, or to, the Property.

“Approved Management Agreement” shall have the meaning set forth in Section 8.1(b)(ii)(5).
“Approved Plans and Specifications” shall have the meaning set forth in Section 6.2.3(a).
“Architect” shall have the meaning set forth in Section 6.2.3(a).
“Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower and TRS Entity, as assignor, to Lender, as assignee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Assignment of Management Agreement” shall mean that certain Subordination Non-disturbance and Attornment Agreement with respect to the Management Agreement, dated as of the date hereof among TRS Entity, Manager and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Award” shall mean any and all compensation, awards, damages, proceeds and payments or relief for the Condemnation paid in connection with a Condemnation in respect of all or any part of the Property.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Basic Carrying Costs” shall mean the sum of the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto.
“Borrower’s Constituents” shall have the meaning set forth in Section 4.1.30.
“Broker” shall have the meaning set forth in Section 12.22.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks or Lender are not open for general business in (i) the State of New York, or (ii) the state where the servicing offices of the Servicer are located.
“Capital Expenditures” shall mean for any period amounts expended for replacements and alterations to the Property and required to be capitalized according to GAAP.
“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.
“Claims” shall have the meaning set forth in Section 5.2.2.
“Closing Date” shall mean the date of funding the Loan.
“CLT” shall have the meaning set forth in Section 8.1(b)(i).
“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof. Condemnation shall include any grant or conveyance in lieu of condemnation or eminent domain.
“Contractor” shall have the meaning set forth in Section 6.2.3(a).
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. The definition is to be construed to apply equally to variations of the word “Control” including “Controlled,” “Controlling” or “Controlled by.”
“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including the Prepayment Fee, if applicable) due to Lender in respect of the Loan under the Note, this Agreement, the Security Instrument, the Environmental Indemnity or any other Loan Document.
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if any) and interest payments under the Note.
“Debt Yield” shall mean the amount (expressed as a percentage) determined by dividing the Net Operating Income by the then outstanding principal balance of the Loan.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4%) above the Interest Rate.
“Deposit Account Control Agreement” shall mean that certain Deposit Account Control Agreement, dated as of the date hereof by and between Lender, Wells Fargo Bank, National Association, Borrower [and Hyatt Corporation] with respect to the FF&E reserve fund maintained pursuant to the Management Agreement and referred to therein as the “Capital Fund”.
“Eligibility Requirements” means, with respect to any Person, that such Person (x) has total assets of $650,000,000.00 or more (calculated exclusive of the Property), including hotel properties, or is managed by a Person that controls at least $650,000,000.00 in real estate equity investments (calculated exclusive of the Property) including hotel properties, (y) is not the subject of a bankruptcy, insolvency or reorganization proceeding, (z) is not and has not at any time filed or been a party to a material claim, petition or cause of action in any municipal, state or federal court or other administrative agency or regulatory agency that names Lender and/or its affiliates or subsidiaries as defendant or is the subject of such a claim.
“Environmental Indemnity” shall mean that certain Unsecured Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“EPI” shall have the meaning set forth in Section 6.1.1(a)(iii).
“Equipment” shall have the meaning set forth in the granting clause of the Security Instrument.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” shall have the meaning set forth in Section 11.1.
“Existing Lease” shall have the meaning set forth in Section 4.1.18(a).
“FF&E Reserve Fund” shall have the meaning set forth in Section 3.3.1.
“FF&E Work” shall mean replacements to fixtures, furniture, and equipment located at the Property, and any replacement therefor or additions thereto, but not including operating equipment.
“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on and including December 31 during each year of the term of the Loan.
“Foreign Taxes” shall have the meaning set forth in Section 2.2.2(e).
“Full Replacement Cost” shall have the meaning set forth in Section 6.1.1(a)(i).
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.
“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city, foreign or otherwise) whether now or hereafter in existence.
“Gross Revenue” means, for any period of time, without duplication, all income and proceeds of sales of every kind (whether in cash or on credit and computed on an accrual basis) received by Borrower, TRS Entity or Manager for the use, occupancy or enjoyment of the Property or the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of operation of the Property, including, without limitation, all income received from tenants, transient guests, lessees (other than communications equipment lessees or service providers), licensees and concessionaires and other services to guests at the Property, all Rents and the proceeds from business interruption insurance, but excluding the following: (i) any excise, sales or use taxes or similar government charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than business interruption insurance); (iv) other allowances and deductions as provided by the Uniform System of Accounts in determining the sum contemplated by this definition, by whatever name, it may be called; (v) proceeds of sales, whether dispositions of capital assets, furniture, fixtures or equipment; (vi) gross receipts received by tenants (other than TRS Entity), lessees, licensees or concessionaires of the Property; (vii) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, and paid over to, the applicable Manager; (viii) tips, service charges and gratuities collected for the benefit of employees; (ix) proceeds of any financing; (x) working capital provided by Borrower or TRS Entity; (xii) amounts collected from guests or patrons of the Property on behalf of Property tenants and other third parties; (xii) the value of any goods or services in excess of actual amounts paid (in cash or services) provided by the applicable Manager on a complimentary or discounted basis; and (xiii) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business. Gross Revenue shall be reduced by credits or refunds to guests at the applicable Property.
“Guarantor” shall mean Chesapeake Lodging, L.P., a Delaware limited partnership.
“Guaranty” shall mean that certain Guaranty of Recourse Obligations, dated as of the date hereof, executed by Guarantor in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Hazardous Materials” shall include without limitation:
(i)    Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., and the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq., and in the regulations promulgated pursuant to said laws;
(ii)    Those substances defined as “hazardous wastes” in M.G.L. c. 21E as amended, and the regulations adopted pursuant thereto, including the Massachusetts Contingency Plan, as the same may be amended from time to time;
(iii)    Those chemicals known to cause cancer or reproductive toxicity, as published pursuant to applicable federal, state or local law;
(iv)    Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);
(v)    Any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., (33 U.S.C. Section 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317); (E) a chemical substance or mixture regulated under the Toxic Substances Control Act of 1976, 15 U.S.C. Sections 2601 et seq.; (F) flammable explosives; or (G) radioactive materials; and
(vi)    Such other substances, materials and wastes which are or become regulated as hazardous or toxic under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state, or local laws or regulations.
“Impairment of the Security” shall mean any or all of the following: (i) the casualty or damage occurs during the last year of the term of the Loan; (ii) restoration of the Property is estimated to require more than one year to complete from the date of the occurrence; or (iii) insufficient business interruption insurance is available to cover the Indebtedness and Operating Expenses during such restoration, including, without limitation, the Debt.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.
“Indemnified Liabilities” shall have the meaning set forth in Section 12.13(b).
“Insolvent Entity” shall have the meaning set forth in Section 11.1(c).
“Insurance Funds” shall have the meaning set forth in Section 3.2.1.
“Insurance Premiums” shall mean certificates of insurance evidencing the Policies which shall be accompanied by evidence satisfactory to Lender of payment of the premiums then due thereunder.
“Insurance Proceeds” shall mean all insurance proceeds payable as a result of a Casualty to the Property.
“Interest Rate” shall mean a per annum rate equal to 4.25%.
“Investor” shall have the meaning set forth in Section 10.1.
“Late Payment Charge” shall have the meaning set forth in Section 2.3.3.
“Lease” shall mean any lease, sublease or sub-sublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (i) every modification, amendment or other agreement relating to such lease, sublease, sub-sublease, or other agreement entered into in connection with such lease, sublease, sub-sublease, or other agreement and (ii) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender” shall have the meaning set forth in the introductory paragraph hereto.
“Lender Indemnitees” shall have the meaning set forth in Section 12.13(b).

“Lender’s Address for Insurance Notification” shall mean: Metropolitan Life Insurance Company, its affiliates and/or successors and assigns, 10 Park Avenue, PO Box 1902, Morristown, New Jersey 07690, Attention: Real Estate Investments Insurance Manager.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property or any portion thereof or Borrower, or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Loan” shall mean the loan in the original principal amount of ONE HUNDRED FIFTY MILLION and 00/100 Dollars ($150,000,000.00) made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Assignment of Leases, the Assignment of Management Agreement and any and all other documents now or hereafter executed and/or delivered in connection with the Loan (except the Environmental Indemnity), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Environmental Indemnity and the Guaranty are not Loan Documents and shall survive repayment of the Loan or other termination of the Loan Documents to the extent set forth therein.
“Loan to Value Ratio” shall mean, with respect to any date of calculation, the ratio, as reasonably determined by Lender and expressed as a percentage, (a) the numerator of which is equal to the then outstanding principal balance of the Loan and (b) the denominator of which is equal to the then current fair market value of the Property as determined by an Appraisal delivered to Lender not later than thirty (30) days prior to the proposed effective date of the proposed transfer.
“Management Agreement” shall mean the Hotel Management Agreement, dated as of March 18, 2010, together with all amendments thereto prior to the date hereof, entered into by and between TRS Entity and Manager, and all amendments thereto entered into in accordance with the terms and conditions set forth in this Agreement, pursuant to which the Manager is to provide management and other services with respect to the Property.
“Manager” shall mean Hyatt Corporation or any other manager approved in accordance with the terms and conditions of the Loan Documents.
“Material Adverse Change” shall mean a material adverse change in (i) the condition (financial, physical or otherwise) of the Property, (ii) the financial condition of Borrower that would reasonably be expected to impair its ability to perform its obligations under the Loan Documents to which it is a party, and/or (iii) the financial condition of Guarantor that would reasonably be expected to impair its ability to perform its obligations under the Guaranty.
“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property (other than the TRS Lease, the Management Agreement and the Leases), (i) under which there is an obligation of Borrower or TRS Entity to pay more than $500,000.00 per annum, (ii) the termination of which would materially adversely affect the Property or the operation thereof, and (iii) which is not terminable by the owner or operator of the Property upon thirty (30) days’ or less notice without payment of a termination fee.

“Maturity Date” shall mean the Monthly Payment Date occurring in July, 2026, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“MetLife” shall have the meaning set forth in Section 4.1.30.
“Monthly Debt Service Payment Amount” shall mean equal monthly installments of principal and interest at the Interest Rate each in the amount of $737,909.84.
“Monthly FF&E Deposit” shall have the meaning set forth in Section 3.3.1.
“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan.
“Net Operating Income” shall mean, for the 12-month period immediately preceding the date of calculation, the excess of Gross Revenue for such period over Operating Expenses for such period.
“Net Proceeds” shall mean (i) the net amount of all Insurance Proceeds, after deduction of costs and expenses (including, but not limited to, reasonable attorneys’ fees and adjusters’ fees), if any, in collecting such Insurance Proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees and adjusters’ fees), if any, in collecting such Award.
“Note” shall mean that certain Promissory Note, dated the date hereof, in the original principal amount of ONE HUNDRED FIFTY MILLION Dollars and 00/100 ($150,000,000.00), made by Borrower in favor of Lender, as the same may be hereinafter amended, consolidated, split, severed, restated, replaced (whether by one or more replacement notes), supplemented, renewed, extended or otherwise modified from time to time.
“Notice” shall have the meaning set forth in Section 12.6.
“Open Prepayment Date” shall mean the Monthly Payment Date occurring in March, 2026.
“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, insurance, property taxes and assessments, advertising expenses, payroll and related taxes, equipment lease payments, FF&E reserve expense and a management fee equal to the greater of 3.0% or the actual management fee, all parking charges, credit card fees, travel agent and third party reservation fees and any other cost or charge classified as an Operating Expense under the Uniform System of Accounts, but excluding Debt Service, actual Capital Expenditures, depreciation, amortization and deposits required to be made to the Tax Funds and Insurance Funds.
“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Parking Agreement” shall mean those certain rights and easements described in the Deed and Agreement between the City of Boston and Lafayette Place Associates dated September 11, 1979 and recorded with said Deeds in Book 9388, Page 90, as the same has been amended to date.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (iv) Liens in connection with Permitted FF&E Financing; and (v) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion. Notwithstanding the foregoing, Permitted Encumbrances shall not include any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy Loan.
“Permitted FF&E Financing” means a Permitted FF&E Lease financed under the following terms and conditions: (i) the lease or other instrument evidencing the Permitted FF&E Financing shall allow for a collateral assignment to Lender which provides that, upon foreclosure by Lender, at Lender’s option, such lease or other instrument will remain in full force and effect so long as the Lender complies with the terms thereof, without payment of any assignment, transfer or similar fee; (ii) the Permitted FF&E Financing shall not be evidenced by a note and shall be secured by a lien on the financed FF&E only (and not a lien on any direct or indirect interest in Borrower, TRS Entity or the Property or any portion thereof); and (iii) unless otherwise agreed by Lender, at any given time the aggregate amount of Permitted FF&E Financing does not exceed 5% of the outstanding principal balance of the Loan, as reasonably determined by Lender; Borrower hereby agrees, upon request from Lender from time to time, to provide Lender with such information and documentation as Lender may reasonably require to make such determination.
“Permitted FF&E Lease” means any equipment for the Property that is leased or subject to a purchase money indebtedness, conditional sales contract or other similar instrument, and where Lender consents to such leasing or financing and receives an assignment of the tenant’s interest in any leased equipment. Lender shall also receive from the lessor or financer of such equipment an agreement providing (or the applicable agreements shall directly provide) that if Lender shall ever become the owner of the Property, such lessor’s lease or contract, at Lender’s option, may be assumed by Lender at the same rental or payment charges, and under the same terms and conditions as are presently contained in such lease or contract, and Lender shall have the ability to obtain, at Lender’s request, an estoppel certificate reflecting the lease agreement and the defaults, if any, of Borrower or TRS Entity under the lease agreement. Notwithstanding anything to the contrary contained herein, Borrower or TRS Entity may enter into any such equipment lease or financing agreement for less than $500,000.00 annually without Lender’s consent.
“Permitted Indebtedness” shall mean the Loan, trade payables payable within sixty (60) days and not evidenced by a promissory note, and indebtedness secured by Permitted Encumbrances.
“Permitted Prepayment Date” shall mean the Monthly Payment Date occurring in June, 2018.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the Security Instrument.
“PIP” shall mean any property improvement plan or similar requirement imposed during the term of the Loan pursuant to the Management Agreement.
“PIP Work” shall mean any work required under a PIP.
“Plan” shall have the meaning set forth in Section 4.1.8.
“Policies” and “Policy” shall mean all insurance provided for in Section 6.1.1(a) and obtained under valid and enforceable policies.
“Prepayment Date” shall have the meaning set forth in Section 2.4.1(b)(ii).
“Prepayment Fee” shall mean with respect to the principal amount of the Loan being prepaid:
(i) if such prepayment occurs on or after the Permitted Prepayment Date and prior to the Open Prepayment Date, an amount equal to the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by (x – y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Maturity Date, discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid; and
(ii) if such prepayment occurs on or after the Open Prepayment Date, there shall be no Prepayment Fee.
“Prepayment Notice” shall have the meaning set forth in Section 2.4.1(b)(ii).
“Prepayment Ratio” shall mean, a fraction, the numerator of which shall be the amount of principal being prepaid, and the denominator of which shall be the principal then outstanding.
“Prescribed Laws” shall mean, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56) (The USA PATRIOT Act), (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (iii) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (iv) all other Legal Requirements relating to money laundering or terrorism.
“Property” shall mean the fee estate of Borrower, the Improvements thereon and all personal property owned by Borrower or TRS Entity and encumbered by the Security Instrument, together with all rights pertaining to such property and Improvements, all as more particularly described in the granting clauses of the Security Instrument.
“Property-Assessed Clean Energy Loan” shall mean any property-assessed clean energy loans or similar indebtedness (without regard to the name given to such indebtedness) made for the purpose of energy efficiency or conservation, which loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments against the Property.
“Qualified Equityholder” means one or more of the following:
(i)    a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan or hotel company, provided that any such entity referred to in this clause (i) satisfies the Eligibility Requirements; or
(ii)    an institution substantially similar to any of the foregoing entities described in clause (i) above that satisfies the Eligibility Requirements.
“Qualified Hotel Manager” shall have the meaning set forth in Section 8.1(b)(ii)(5).
“Regulated Party” shall have the meaning set forth in Section 4.1.31.
“Remedial Work” shall mean any investigation or monitoring of site conditions or any clean up, containment, restoration, removal or other remedial work.
“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Property, including, without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities.
“Request for Payment” shall have the meaning set forth in Section 6.2.3(b)(ii).
“Required Insurance” shall have the meaning set forth in Section 6.1.1(d).
“Requirements of Environmental Laws” means all requirements of environmental, ecological, health, or industrial hygiene laws or regulations or rules of common law related to the Property, including, without limitation, all requirements imposed by any environmental permit, law, rule, order, or regulation of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, which relate to (i) exposure to Hazardous Materials; (ii) pollution or protection of the air, surface water, ground water, land; (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal, or transportation; or (iv) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials.
“Requirements for Restoration” shall have the meaning set forth in Section 6.2.3.
“Replacement Management Agreement” shall have the meaning set forth in Section 8.1(b)(ii)(5).
“Reserve Funds” shall mean, collectively, the Insurance Funds, the Tax Funds and FF&E Reserve Funds.
“Restoration” shall have the meaning set forth in Section 6.2.1(b).
“Restoration Funds” shall have the meaning set forth in Section 6.2.3(a).

“Restricted Party” shall mean (x) with respect to Borrower (a) if Borrower is a limited partnership, the general partner of Borrower; and (b) if Borrower is a limited liability company, the managing member of Borrower and (y) with respect to TRS Entity (a) if TRS Entity is a limited partnership, the general partner of TRS Entity; and (b) if TRS Entity is a limited liability company, the managing member of TRS Entity.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Secondary Financing” shall have the meaning set forth in Section 8.2.
“Security Instrument” shall mean that certain first priority Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the date hereof, executed and delivered by Borrower and TRS Entity as security for the Loan and encumbering the Property, as the same may be amended, consolidated, split, spread, severed, restated, replaced, supplemented, renewed, extended or otherwise modified from time to time.
“Servicer” shall have the meaning set forth in Section 12.25(a).
“Servicing Agreement” shall have the meaning set forth in Section 12.25(a).
“Share Transfer Conditions” shall have the meaning set forth in Section 8.1(b)(i).
“Special Purpose Entity” means a Person, other than a natural person, which, since the date of its formation and at all times prior to, on and after the date thereof, has not and shall not:
(i)    engage in business other than owning and operating the Property;
(ii)    acquire or own a material asset other than the Property and incidental personal property;
(iii)    maintain assets in a way difficult to segregate and identify, or commingle its assets with the assets of any other person or entity;
(iv)    fail to hold itself out to the public as a legal entity separate from any other;
(v)    fail to conduct business solely in its name or fail to maintain capital sufficient therefor;
(vi)    fail to maintain records, accounts or bank accounts separate from any other person or entity;
(vii)    file or consent to a petition pursuant to applicable bankruptcy, insolvency, liquidation or reorganization statutes, or make an assignment for the benefit of creditors without the unanimous consent of its partners or members, as applicable;
(viii)    incur additional indebtedness except for trade payables in the ordinary course of business of owning and operating the Property, provided that such indebtedness is paid within sixty (60) days of when incurred;
(ix)    dissolve, liquidate, consolidate, merge or sell all or substantially all of its assets; or
(x)    modify, amend or revise its organizational documents, except for non-material changes, without Lender’s prior written consent.

“State” shall mean the Commonwealth of Massachusetts.
“Subordination Agreement” shall mean that certain Subordination of Operating Lease, dated as of the date hereof, executed by TRS Entity, Lender and Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Tax Funds” shall have the meaning set forth in Section 3.1.1.
“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed (including, without limitation, any payments in lieu thereof) against the Property or part thereof, together with all interest and penalties thereon.
“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.
“Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy or policies in the form acceptable to Lender issued with respect to the Property and insuring the lien of the Security Instrument, together with such endorsements and affirmative coverage as Lender may require.
“Transfer” shall have the meaning set forth in Section 8.1.
“Treasury Rate” shall mean the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Loan, as quoted in the Federal Reserve Statistical Release [H. 15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Lender shall select a comparable rate.
“TRS Entity” shall mean CHSP TRS Boston II LLC, a Delaware limited liability company.
“TRS Entity’s Constituents” shall have the meaning set forth in Section 4.1.30.
“TRS Lease” shall mean that certain Lease Agreement, dated as of March 18, 2010, together with all amendments thereto and assignments thereof prior to the date hereof, entered into by and between Borrower, as lessor, and TRS Entity, as lessee, and all amendments thereto and restatements or replacements thereof, notice of which is recorded in Book 46727, Page 179, with the Suffolk County Registry of Deeds.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, as the same may be modified, amended, supplemented or superseded by any subsequent editions or revisions thereto.
“Unsecured Obligations” means any obligations evidenced by or arising under the Environmental Indemnity.
“Upper Tier Transfer Conditions” shall have the meaning set forth in Section 8.1(b)(ii).

“U.S. Obligations” shall mean (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged and which are not subject to prepayment, call or early redemption, and (ii) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(i), as amended, which are acceptable to Lender in its sole and absolute discretion.
“Use” shall have the meaning set forth in Section 5.1.15.
“Work” shall have the meaning set forth in Section 6.2.3(a).
Section 1.2    Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document or in the Guaranty or the Environmental Indemnity to any Loan Document shall be deemed to mean such Loan Document, Guaranty or Environmental Indemnity (as applicable) as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
II.    THE LOAN

Section 2.1    The Loan.
2.1.1    Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date.
2.1.2    Single Disbursement to Borrower. Borrower shall receive only one disbursement hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
2.1.3    The Note. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement and the Note.
Section 2.2    Interest Rate.
2.2.1    Interest Rate. Subject to Section 2.2.3, interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate from the Closing Date through the date on which the Loan is repaid in full.
2.2.2    [Intentionally Omitted].
2.2.3    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
2.2.4    Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated for the period for which the calculation is being made on the basis of a thirty (30) day month and a three hundred sixty (360) day year; provided, however, that interest on the outstanding principal balance of the Loan for any partial month shall be calculated on the basis of the actual number of days elapsed in the period for which the calculation is being made and a three hundred sixty (360) day year.
2.2.5    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.3    Loan Payments.
2.3.1    Monthly Debt Service Payments. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through the last day of the month in which the Closing Date occurs (unless the Closing Date is the first (1st) day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in the second (2nd) calendar month following the Closing Date and on each Monthly Payment Date thereafter to (but excluding) the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.
2.3.2    Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest (through and including the Maturity Date) and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.
2.3.3    Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower within seven (7) days of the date on which it is due, Borrower shall pay to Lender on demand an amount equal to the lesser of (i) four percent (4%) of such unpaid sum or (ii) the maximum amount permitted by applicable law (the “Late Payment Charge”) in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.
2.3.4    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of

America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(b)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the preceding Business Day.
(c)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
Section 2.4    Prepayments.
2.4.1    Voluntary Prepayments.
(a)    Except as otherwise provided herein (including as provided in Section 2.4.2 below), Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.
(b)    Commencing on the Permitted Prepayment Date, Borrower may prepay the Loan in whole, but not in part, at any time so long as the following conditions are satisfied:
(i)    [Intentionally Deleted];
(ii)    Borrower gives Lender not less ten (10) days’ prior written notice (such written notice, a “Prepayment Notice”) specifying the date on which prepayment in whole is to be made (such date, a “Prepayment Date”); and
(iii)    Borrower pays Lender, in addition to the outstanding principal balance of the Loan, (A) all interest which would have accrued on the amount of the Loan to be repaid through and including the date on which such prepayment is made; (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents with respect to the amount being repaid, including, but not limited to all of Lender’s costs and expenses (including reasonable attorney’s fees and expenses) incurred by Lender in connection with such prepayment; and (C) the Prepayment Fee to the extent the same is then due and payable.
(iv)    Lender shall notify Borrower of the amount and the basis of determination of the required prepayment consideration. If a Prepayment Notice is given by Borrower to Lender pursuant to this Section 2.4.1(b), the amount designated for prepayment and all other sums required under this Section 2.4.1(b) shall be due and payable on the proposed Prepayment Date; provided, however, that on not less than five (5) Business Days’ prior notice to Lender, Borrower shall have the one-time option to extend the proposed Prepayment Date to a date which is not later than thirty (30) days after the originally proposed Prepayment Date so long as Borrower indemnifies and holds Lender harmless from and against any actual loss or out-of-pocket expense which Lender sustains or incurs as a consequence of any such extension of the original Prepayment Date, which amounts shall be payable within ten (10) Business Days of Lender’s written demand therefor.
2.4.2    Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds and, if in accordance with Section 6.2 hereof, Lender is not required to make such Net Proceeds available to Borrower for a Restoration, Borrower shall, at Lender’s option, prepay the outstanding principal balance of the Note in the amount of such Net Proceeds, together with the Prepayment Fee, accrued and unpaid interest thereon and all other sums due hereunder and under the other Loan Documents; provided, however, that so long as Borrower makes a good faith effort to recover any Prepayment Fee which would be due as a result of a casualty or condemnation from the insurer in the case of a casualty or from the condemning authority in the case of a condemnation, then the Prepayment Fee due as a result of such casualty or condemnation shall be waived except to the extent such Prepayment Fee is recovered by Borrower.
2.4.3    Prepayments After Default. If after the occurrence and during the continuance of an Event of Default, payment of all or any part of the principal of the Loan is tendered by Borrower, a purchaser at foreclosure or any other Person, such tender shall be deemed an attempt to circumvent the prohibition against prepayment set forth in Section 2.4.1 and Borrower, such purchaser at foreclosure or other Person shall be required to pay the Prepayment Fee, in addition to the entire outstanding principal balance, all accrued and unpaid interest and other amounts payable under the Loan Documents.
III.    RESERVE FUNDS

Section 3.1    Tax Funds.
3.1.1    Deposits of Tax Funds. Subject to the provisions of Section 3.1.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the escrow for Taxes required under this Section 3.1.1. In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates. Amounts deposited pursuant to this Section 3.1.1 are referred to herein as the “Tax Funds”. If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) days prior to the respective due dates for the Taxes; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within one (1) Business Day after its receipt of such notice.
3.1.2    Release of Tax Funds. If Borrower has not provided Lender with evidence of payment of Taxes at least ten (10) days prior to the due date of such Taxes, Lender shall have the right to apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Upon submission to Lender of reasonable evidence of payment of such Taxes directly by Borrower, Lender shall reimburse Borrower for the amount of such Taxes so paid by Borrower to the extent of the amount of the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall upon repayment of the Debt be returned to Borrower.
3.1.3    Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits to the Tax Fund under this Section 3.1, provided, that (a) no Event of Default has occurred and is continuing; (b) (x) the Borrower named herein continues to own the Property or (y) if the Borrower named herein does not own the Property, the Manager is escrowing a sufficient amount for Taxes pursuant to the terms and conditions of the Management Agreement; and (c) (x) no Transfer has occurred in violation of Article VIII of this Agreement or Article VI of the Security Instrument or (y) if a Transfer has occurred Manager is escrowing a sufficient amount for Taxes pursuant to the terms and conditions of the Management Agreement.
Section 3.2    Insurance Funds.
3.2.1    Deposits of Insurance Funds. Subject to the provisions of Section 3.2.3, Borrower shall deposit with Lender such amount as Lender may reasonably require to establish the escrow for Insurance Premiums required under this Section 3.2.1. In addition, on each Monthly Payment Date Borrower shall deposit with Lender an amount equal to one twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Amounts deposited pursuant to this Section 3.2.1 are referred to herein as the “Insurance Funds”. If at any time Lender reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.
3.2.2    Release of Insurance Funds. If Borrower has not provided Lender with evidence of payment of such Insurance Premiums at least ten (10) days prior to the due date of the Insurance Premiums, Lender shall have the right to apply the Insurance Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Upon submission to Lender of reasonable evidence of payment of such Insurance Premiums directly by Borrower, Lender shall reimburse Borrower for the amount of such Insurance Premiums so paid by Borrower to the extent of the amount of the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall upon repayment of the Debt be returned to Borrower.
3.2.3    Waiver of Insurance Escrow. Borrower shall be relieved of its obligation to make deposits to the Insurance Funds under this Section 3.2, provided, that (a) no Event of Default has occurred and is continuing; (b) (x) the Borrower named herein continues to own the Property, or (y) if the Borrower named herein does not own the Property, the Manager is escrowing a sufficient amount for Insurance Premiums pursuant to the terms and conditions of the Management Agreement; (c) (x) no Transfer has occurred in violation of Article VIII of this Agreement or Article VI of the Security Instrument or (y) if a Transfer has occurred, the Manager is escrowing a sufficient amount for Insurance Premiums pursuant to the terms and conditions of the Management Agreement; and (d) Lender receives evidence acceptable to it of the payment of all such Insurance Premiums at least thirty (30) days prior to the date the same are due and the other terms and conditions of this Agreement with respect to the Policies are satisfied.
Section 3.3    FF&E Funds.

3.3.1    Deposits of FF&E Reserve Funds. Borrower shall deposit with or on behalf of Lender five (5%) percent of the previous month’s Gross Revenue (the “Monthly FF&E Deposit”) and such payments shall be held in escrow (the “FF&E Reserve Fund”) and disbursed in accordance with the provisions set forth in this Section 3.3. Notwithstanding anything to the contrary contained in this paragraph, the Borrower shall only be required to escrow with Lender the amount by which the required Monthly FF&E Deposit amount exceeds the amount that the Manager is escrowing into a FF&E reserve fund pursuant to the terms and conditions of the Management Agreement, and provided that the Manager, the bank at which the account is maintained and Lender enter into a control agreement satisfactory to Lender.
3.3.2    Release of FF&E Reserve Funds.
(a)    During any period of time in which Borrower is required to deposit the Monthly FF&E Deposit with or on behalf of Lender, Lender shall make disbursements to Borrower from the FF&E Reserve Account for FF&E Work upon satisfaction by Borrower of each of the following conditions with respect to each such disbursement: (i) such disbursement is for an Approved FF&E Expense; (ii) Borrower shall submit a request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made, which request shall specify the Approved FF&E Expenses to be paid; (iii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall exist and remain uncured, and (iv) Lender shall have received (1) an Officer’s Certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Approved FF&E Expenses, and a description thereof, (B) stating that all Approved FF&E Expenses to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law, (C) identifying each Person that supplied materials or labor in connection with the Approved FF&E Expenses to be funded by the requested disbursement, (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, (E) stating that the Approved FF&E Expenses to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements of FF&E Reserve Funds have been used to pay the previously identified Approved FF&E Expenses, (2) a copy of any license, permit or other approval to the extent required by any Governmental Authority in connection with the Approved FF&E Expenses and not previously delivered to Lender, (3) upon Lender’s request for any Approved FF&E Expense item in excess of $25,000.00, lien waivers (which may be conditioned on payment of the requested amount) or other evidence of payment satisfactory to Lender to the extent such request is for reimbursement, (4) at Lender’s option, a title search for the Property indicating that the Property is free from all Liens, claims and other encumbrances not previously approved by Lender, provided that Lender shall not request such a title search more than two (2) times in any calendar year, and (5) such other evidence as Lender shall reasonably request to demonstrate that the Approved FF&E Expenses to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrower. Lender shall not be required to disburse FF&E Reserve Funds more frequently than once each calendar month.
(b)    Nothing in this Section 3.3.2 shall (i) make Lender responsible for performing or completing any FF&E Work; (ii) require Lender to expend funds in addition to the FF&E Reserve Funds to complete any FF&E Work; (iii) obligate Lender to proceed with any FF&E Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any FF&E Work.
(c)    Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties to enter onto the Property during normal business hours to inspect the progress of any FF&E Work.

Section 3.4    Reserve Funds Generally. (a) Borrower and TRS Entity each grant to Lender a first-priority perfected security interest in each of the Reserve Funds and the related accounts and any and all monies now or hereafter deposited in each Reserve Fund and related accounts as additional security for payment of the Debt. In the event Manager is escrowing funds for Taxes, Insurance Premiums or FF&E pursuant to the terms and conditions of the Management Agreement, Borrower and TRS Entity shall cause such escrow or reserve accounts to be pledged to Lender as additional security for payment of the Debt as recognized in Assignment of Management Agreement. Until expended or applied in accordance herewith, the Reserve Funds and the related accounts shall constitute additional security for the Obligations.
(b)    The Reserve Funds shall be held in non-interest bearing accounts, and Lender may commingle the Reserve Funds with other funds of Lender.
(c)    Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
(d)    Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the related accounts or the performance of the obligations for which the Reserve Funds or the related accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations. Borrower and TRS Entity each represents and warrants as of the date hereof that:
4.1.1    Organization.
(a)    Borrower, TRS Entity and each Restricted Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, and Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement, the other Loan Documents and the Environmental Indemnity by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and the Environmental Indemnity and all the transactions contemplated hereby and thereby.

(b)    Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) the address of Borrower set forth in the first paragraph of this Agreement. Borrower’s organizational identification number, assigned by the state of its incorporation or organization is 4988211. Borrower’s federal tax identification number is 45-2458065. Borrower is not subject to back up withholding taxes. Borrower has delivered to Lender true and correct copies of all of Borrower’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in Borrower’s Constituents since the date the loan application for the Loan was executed by Borrower.

(c)    TRS Entity’s exact legal name is correctly set forth on the signature page of this Agreement. TRS Entity is a limited liability company duly organized under the laws of the State of Delaware. TRS Entity’s principal place of business and chief executive office and the place where TRS Entity keeps its books and records, including recorded dates of any kind or nature, regardless of the medium of recording, including, software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of existence for the TRS Entity) the same address of Borrower. TRS Entity’s organizational identification number, assigned by the state of its incorporation or organization is 4988212. TRS Entity’s federal tax identification number is 45-2458072. TRS Entity is not subject to back up withholding taxes. Borrower has delivered to Lender true and correct copies of all of TRS Entity’s organizational documents and except as expressly approved by Lender in writing, there have been no changes in TRS Entity’s Constituents since the date the loan application for the Loan was executed by Borrower.

4.1.2    Proceedings. This Agreement, the Environmental Indemnity and the other Loan Documents to which Borrower is a party or which the TRS Entity has joined in, have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, or where applicable, TRS Entity, enforceable against Borrower, or where applicable, TRS Entity, in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
4.1.3    No Conflicts. The execution, delivery and performance by Borrower, and TRS Entity where applicable, of this Agreement, the Environmental Indemnity and the other Loan Documents to which Borrower is a party or which the TRS Entity has joined in, and the performance of its obligations hereunder and thereunder do not conflict with any provision of any law or regulation to which Borrower or where applicable, TRS Entity, is subject or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s or where applicable, TRS Entity, organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower or where applicable, TRS Entity, or result in the creation or imposition of any lien on any of Borrower’s or where applicable, TRS Entity, assets or property (other than pursuant to the Loan Documents).

4.1.4    Litigation. There is no action, suit, proceeding, or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower, TRS Entity, any of Borrower’s Constituents, any of TRS Entity’s Constituents, or the Property in any court or by or before any other Governmental Authority which if determined adversely would materially adversely affect the

Property or the ability of Borrower, TRS Entity or Guarantor to carry out the transactions contemplated by this Agreement, the other Loan Documents, the Guaranty or the Environmental Indemnity.

4.1.5    Agreements. Borrower or where applicable, TRS Entity, is not in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably likely to materially and adversely affect the condition (financial or other) or operations of the Property or Borrower or TRS Entity or Borrower’s or TRS Entity’s ability to perform its obligations hereunder or under the Loan Documents or the Environmental Indemnity. Borrower or where applicable, TRS Entity, is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or where applicable, TRS Entity, or the Property are bound.

4.1.6    Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower or where applicable, TRS Entity, of, or compliance by Borrower or where applicable, TRS Entity, with, this Agreement or any of the other Loan Documents or the Environmental Indemnity or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Borrower.

4.1.7    Title. Borrower has good, marketable, indefeasible and insurable fee simple title to the real property rights comprising part of the Property and good title to the balance of the Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. TRS Entity has good, marketable and indefeasible leasehold title to the Property pursuant to the TRS Lease, free and clear of all Liens whatsoever, except the Permitted Encumbrances. Borrower or where applicable, TRS Entity, has the right and is lawfully authorized to sell, convey or encumber the Property subject only to the Permitted Encumbrances. The Security Instrument, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (i) a valid, first priority, perfected lien on Borrower’s and TRS Entity’s right, title and interest to the Property, subject only to Permitted Encumbrances and (ii) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Security Instrument. The Property is free from all due and unpaid Taxes and Other Charges. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Instrument and this Agreement, materially and adversely affect the value of the Property, impair the use or operations of the Property or impair Borrower’s ability to pay its obligations in a timely manner.

4.1.8    No Plan Assets. Borrower and TRS Entity each hereby represents, warrants and agrees that: (i) it is acting on its own behalf and that it is not an employee benefit plan as defined in Section 3(3) of ERISA, which is subject to Title 1 of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”); and (ii) Borrower’s and TRS Entity’s assets do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101.

4.1.9    Compliance. Borrower, TRS Entity and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Neither Borrower nor TRS Entity is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower or TRS Entity. Neither Borrower nor TRS Entity has committed any act which may give any Governmental Authority the right to cause Borrower or TRS Entity to forfeit the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.10    Financial Information. All financial statements, including, without limitation, the statement of income and operating expense, that have been delivered to Lender in respect of the Property and/or in connection with the Loan (i) are true, complete and correct in all material respects as of the date of such reports, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with the Uniform System of Accounts throughout the periods covered. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which are, individually or in the aggregate, reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in the most recent financial statements of Borrower delivered to Lender. Since the date of such financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower or the Property from that set forth in the financial statements.

4.1.11    Casualty and Condemnation. Except as expressly approved by Lender in writing, no casualty or damage to any part of the Property which would cost more than $50,000.00 to restore or replace has occurred which has not been fully restored or replaced. No part of the Property has been taken in Condemnation or other similar proceeding or transferred in lieu of Condemnation, nor has Borrower or TRS Entity received notice of any proposed condemnation or other similar proceeding affecting the Property. No Condemnation or other proceeding has been commenced or, to Borrower’s or TRS Entity’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

4.1.12    Enforceability. The Loan Documents and the Environmental Indemnity are not subject to any right of rescission, set off, counterclaim or defense by Borrower or TRS Entity, including the defense of usury, nor would the operation of any of the terms of the Loan Documents or the Environmental Indemnity, or the exercise of any right thereunder, render the Loan Documents or the Environmental Indemnity unenforceable, and neither Borrower nor TRS Entity has asserted any right of rescission, set off, counterclaim or defense with respect thereto.

4.1.13    Assignment of Leases. The Assignment of Leases creates a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrower and TRS Entity to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Property. No Person other than Lender has any interest in or assignment of Borrower or TRS Entity’s interest in the Leases or any portion of the Rents due and payable or to become due and payable thereunder.

4.1.14    Insurance. Borrower has obtained and has delivered to Lender original or certified copies of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages,

amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and none of Borrower, TRS Entity, nor to Borrower’s knowledge, any other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.15    Licenses. All authorizations, permits, licenses and approvals, including, without limitation, operating permits, certificates of occupancy and liquor licenses, required by any Governmental Authority for the use, occupancy, operation construction, maintenance and management of the Property in the manner in which the Property is currently being used, occupied and operated have been obtained and are in full force and effect and, to the knowledge of Borrower and TRS Entity, all Tenants have such permits and approvals as are required by any Governmental Authority for the use, occupancy and operation of the premises demised under their respective Leases.

4.1.16    Flood Zone. None of the Improvements on the Property is located in an area identified by the Federal Emergency Management Agency as a special flood hazard area.

4.1.17    Physical Condition. The Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and neither Borrower nor TRS Entity has received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.18    Leases.
(a)    There are no Leases affecting the Property except (i) that certain Lease Agreement, dated as of September 14, 2012, entered into by and between Hyatt Corporation as agent of CHSP TRS Boston LLC d/b/a Hyatt Regency Boston and Niva Downtown Boston Gift Shop Inc., and all amendments thereto and (ii) that certain Concession Agreement dated October 3, 2012 entered into by and between Hyatt Corporation as agent of CHSP TRS Boston II LLC d/b/a Hyatt Regency Boston and Visual Aids Electronics Corp. Borrower has delivered to Lender true, correct and complete copies of all existing Leases, including all existing modifications and amendments, and associated guaranties (collectively, “Existing Leases”). All agreements between the landlord and Tenant or between the landlord and any guarantor pertaining to any of such Leases are set forth in writing and are included in such copies that have been so delivered.
(b)    There are no defaults by Borrower under the Existing Leases. To the best knowledge of Borrower, there are no defaults by any Tenants under the Existing Leases. The Existing Leases are in full force and effect.

(c)    To the best knowledge of Borrower, none of the Tenants now occupying 10% or more of the rentable space at the Property or having a current Lease affecting 10% or more of such rentable space is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

4.1.19    Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Legal Requirements in connection with the transfer of the Property to Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policy.

4.1.20    Special Purpose Entity/Separateness.
(a)    Borrower is a Special Purpose Entity.

(b)    The Property has “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)    The organizational documents of Borrower and its controlling constituent entities, as in effect on the date hereof, have been approved by Lender.
(d)    TRS Entity is a Special Purpose Entity.

(e)    The organizational documents of TRS Entity and its controlling constituent entities, as in effect on the date hereof, have been approved by Lender.

(f)    The representations and warranties set forth in this Section 4.1.20 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

4.1.21    Solvency. Borrower (a) has not entered into the transaction contemplated by this Agreement or any Loan Document or the Environmental Indemnity with the actual intent to hinder, delay, or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the Environmental Indemnity. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). None of Borrower, any of Borrower’s Constituents, TRS Entity or any of TRS Entity’s Constituents, is involved in any bankruptcy, reorganization, insolvency, dissolution or liquidation proceeding, and to the best knowledge of Borrower, no such proceeding is contemplated or threatened.

4.1.22    Organizational Chart. The organizational chart attached as Schedule 4.1.22 hereto, relating to Borrower, TRS Entity and certain Affiliates and other parties, is true, complete and correct on and as of the date hereof and shows all Persons holding direct or indirect ownership interests in Borrower and TRS Entity, except as otherwise indicated thereon above the level of Chesapeake Lodging Trust.

4.1.23    Material Agreements. Attached hereto as Schedule 4.1.23 is a list of all Material Agreements, true and complete copies of each of which have been delivered to Lender.

4.1.24    No Other Debt. Neither Borrower nor TRS Entity has borrowed or received debt financing (other than permitted pursuant to this Agreement) that has not been heretofore repaid in full.

4.1.25    No Bankruptcy Filing. Neither Borrower nor TRS Entity is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower nor TRS Entity has any knowledge of any Person contemplating the filing of any such petition against it.

4.1.26    Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents or the Environmental Indemnity, or any written statement furnished by or on behalf of Borrower or TRS Entity pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower or TRS Entity which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, Borrower, TRS Entity or their respective business, operations or condition (financial or otherwise).

4.1.27    Foreign Person. None of Borrower’s Constituents or TRS Entity’s Constituents is a “foreign person” within the meaning of Sections 1445 and 7701 of the Code.

4.1.28    No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects the business operations or the financial condition of Borrower, TRS Entity or the Property.

4.1.29    Management Agreement. Borrower has provided to Lender a true, correct and complete copy of the Management Agreement. The Management Agreement is in full force and effect and no event of default has occurred by Borrower or, to Borrower’s knowledge, by Manager thereunder nor has any event under the Management Agreement occurred by Borrower or, to Borrower’s knowledge, by Manager which, but for the giving of notice, or passage of time, or both would be an event of default thereunder. All fees due and payable to Manager have been paid in full.

4.1.30    Non-Relationship. None of (i) Borrower, CHSP Boston LLC, Guarantor or CLT (collectively, “Borrower’s Constituents”), (ii) TRS Entity, CHSP TRS Boston LLC or CHSP TRS LLC (collectively, “TRS Entity’s Constituents”), or (iii) to Borrower’s knowledge any officer or director of Borrower’s Constituents or TRS Entity’s Constituents is (a) a director or officer of

Metropolitan Life Insurance Company (“MetLife”), (b) a parent, son or daughter of a director or officer of MetLife, or a descendent of any of them, (c) a stepparent, adopted child, step-son or step-daughter of a director or officer of MetLife, or (d) a spouse of a director or officer of MetLife.

4.1.31    US Patriot Act. Borrower, TRS Entity and any person or entity (other than the holders of a non-controlling publicly traded interest of a Regulated Party) that directly or indirectly (a) Controls Borrower or TRS Entity or (b) has an ownership interest in Borrower or TRS Entity of twenty-five percent (25%) or more be regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Party”), or for such persons or entities in subsections (a) and (b) which are not Regulated Parties, such persons or entities do not appear on a US Treasury Office of Foreign Assets Control (“OFAC”) list or any other law or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such person or entity would violate the USA Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation.

4.1.32    Criminal Acts. None of Borrower’s Constituents or TRS Entity’s Constituents has been convicted of, or been indicted for, a felony criminal offense.

4.1.33    No Defaults. None of Borrower’s Constituents or TRS Entity’s Constituents is currently in default under any mortgage, deed of trust, note, loan or credit agreement.

4.1.34    [Intentionally Omitted]
4.1.35    [Intentionally Omitted]
4.1.36    [Intentionally Omitted]
4.1.37    [Intentionally Omitted]

4.1.38    Personal Property. Either or both of Borrower and TRS Entity own the Personal Property free from any lien, security interest, encumbrance or adverse claim, except as otherwise expressly approved by Lender in writing. The Personal Property has not been used or bought for personal, family, or household purposes, but has been bought and used solely for the purpose of carrying on Borrower's business.

4.1.39    TRS Lease. Borrower and TRS Entity each hereby represents and warrants to Lender the following with respect to the TRS Lease:

(a)    Recording; Modification. A memorandum of the TRS Lease has been duly recorded. The TRS Lease permits the interest of Borrower to be encumbered by a mortgage or the TRS Entity has approved and consented to the encumbrance of the Property by the Security Instrument. There have not been amendments or modifications to the terms of the TRS Lease since recordation of the TRS Lease (or a memorandum thereof), with the exception of written instruments, copies of which have been delivered to Lender.

(b)    No Liens. Neither Borrower’s nor TRS Entity’s interest in the TRS Lease is subject to any Liens or encumbrances.

(c)    TRS Lease Assignable. Borrower’s interest in the TRS Lease is assignable without the consent of the TRS Entity to Lender subject to execution of the Subordination Agreement. TRS Entity’s interest in the TRS Lease is assignable without the consent of Borrower to Lender or Borrower has consented to the assignment of the TRS Entity’s interest in the TRS Lease to Lender pursuant to the Subordination Agreement.

(d)    Termination. The TRS Lease shall unconditionally terminate concurrently with the foreclosure of the Lien of the Security Instrument or Lender’s acceptance of any deed-in-lieu of foreclosure from Borrower, as more particularly set forth in the Subordination Agreement. Borrower and TRS Entity acknowledge that the security interest granted by the Security Instrument shall permit Lender to exercise all rights and remedies under all agreements, contracts, management agreements, guaranties, warranties, certificates, instruments, franchises, permits, licenses and other documents relating in any way to the Property in the event of such a termination of the TRS Lease.

(e)    Default. As of the date hereof, the TRS Lease is in full force and effect and no default has occurred under the TRS Lease and there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the TRS Lease. All rents, additional rents and other sums due and payable as of the date hereof under the TRS Lease have been paid in full. Neither Borrower nor TRS Entity under the TRS Lease has commenced any action or given or received any notice for the purpose of terminating the TRS Lease.

4.1.40    Hotel Management Agreement. The Management Agreement, pursuant to which TRS Entity has designated the Manager the right to operate the hotel located on the Property under a name and/or hotel system controlled by such Manager, is in full force and effect, all management fees, reservation fees, royalties and other sums due thereunder have been paid in full to date, and there is no default, breach or violation existing thereunder by Borrower or TRS Entity, or, to Borrower’s or TRS Entity’s knowledge, Manager, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation by any party thereunder. Neither the execution and delivery of the Loan Documents nor Borrower's performance thereunder will adversely affect TRS Entity’s rights under the Management Agreement.

Section 4.2    Survival of Representations. The representations and warranties set forth in Section 4.1 shall survive for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.
V.    BORROWER COVENANTS

Section 5.1    Borrower Affirmative Covenants. From the date hereof until payment of the Debt in full, Borrower and TRS Entity, where applicable, hereby covenants and agrees with Lender that:
5.1.1    Existence; Compliance with Legal Requirements. Borrower and TRS Entity shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Property, including, without limitation, Prescribed Laws. Neither Borrower nor TRS Entity shall use or permit the use of the Property, or any part thereof, for any illegal purpose. Borrower shall furnish to Lender, on request, proof of compliance with the Legal Requirements.

5.1.2    Taxes and Other Charges.
(a)    Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 3.1 hereof subject to Borrower’s right in Section 3.1 to pay such Taxes and Other Charges and provide Lender with evidence thereof. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges not later than ten (10) days prior to the date the same would otherwise become delinquent; provided, however, that if Borrower has not furnished such receipts for payment of Taxes prior to such date and Borrower is in compliance with Section 3.1 such Taxes shall be paid by Lender in accordance with Section 3.1 hereof. Borrower shall not permit or suffer and shall promptly discharge any lien or charge against the Property, except Permitted Encumbrances. After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; and (v) (A) Borrower shall first pay such contested amount to the applicable taxing body or other governmental authority or (B) such proceeding shall suspend the collection of Taxes or Other Charges from the Property, and Borrower shall deposit with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to 125% of the contested amount, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the Property or any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost as a result of any non-payment.

(b)    In the event of the passage, after the date hereof, of any law which changes in any way the existing laws regarding the taxation of mortgages, deeds of trust and/or security agreements or debts secured by these instruments, or changes the manner for the collection of any such taxes, and the law has the effect of imposing payment of any Taxes upon Lender, at Lender’s option, the Debt shall immediately become due and payable unless (i) Borrower is permitted by law (including, without limitation, applicable interest rate laws) to, and actually does, pay the Taxes or the increased portion of the Taxes and (ii) Borrower agrees in writing to pay or reimburse Lender in accordance with Section 12.13 for the payment of any such Taxes which becomes payable at any time when the Loan is outstanding.

5.1.3    Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower, TRS Entity, the Guarantor or the Property which could, if determined adversely to Borrower, TRS Entity, the Guarantor or the Property, be reasonably expected to materially adversely affect the Property, the Guarantor, TRS Entity or Borrower’s ability to perform its obligations hereunder or under the other Loan Documents or the Guaranty or the Environmental Indemnity.

5.1.4    Access to Property. Lender shall have the right, at any time and from time to time during normal business hours, to enter the Property in order to ascertain Borrower’s compliance with the Loan Documents, to examine the condition of the Property, to perform an appraisal, to undertake surveying or engineering work, and to inspect premises occupied by Tenants. Borrower shall cooperate with Lender in performing these inspections.

5.1.5    Further Assurances; Supplemental Security Instrument Affidavits. Borrower and TRS Entity shall, without expense to Lender, execute, acknowledge and deliver all further acts, deeds, conveyances, mortgages, deeds of trust, assignments, security agreements, and financing statements as Lender shall from time to time reasonably require, to assure, convey, assign, transfer and confirm unto Lender the Property and rights conveyed or assigned by this Agreement and the other Loan Documents and the Environmental Indemnity or which Borrower may become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or any of the other Loan Documents or the Environmental Indemnity, or for filing, refiling, registering, reregistering, recording or rerecording the Security Instrument.

5.1.6    Books and Records; Financial Reporting. Borrower and TRS Entity shall keep adequate books and records of account in accordance with GAAP and the Uniform System of Accounts, or in accordance with other methods acceptable to Lender in its sole discretion, consistently applied and Borrower shall furnish to Lender:
(a)    monthly, a report showing actual income and expenses for the Property and a “STR” report for the Property, within thirty (30) days after the close of each calendar month;

(b)    an annual balance sheet and profit and loss statement of Borrower in the form required by Lender, prepared and certified by Borrower, as the case may be, and a “STR” report for the Property all within ninety (90) days after the close of each fiscal year of Borrower and the Guarantor, as the case may be; and

(c)    an annual operating budget presented on a monthly basis consistent with the annual operating statement described above for the Property including cash flow projections for the upcoming one (1) year period and all proposed capital replacements and improvements no later than January 31st of each calendar year.

5.1.7    [Intentionally Omitted]
5.1.8    Additional Financial or Management Information; Right to Audit.
(a)    Borrower shall furnish Lender with such other additional financial or management information as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender.

(b)    Lender and its representatives shall have the right upon prior reasonable prior written notice to examine and audit the records, books, management and other papers of Borrower and its affiliates or of any guarantor or indemnitor which reflect upon their financial condition and/or the income, expenses and operations of the Property, at the Property or at any office regularly maintained by Borrower, its affiliates or any guarantor or indemnitor where the books and records are located. Lender shall have the right upon notice to make copies and extracts from the foregoing records and other papers.

(c)    Borrower shall furnish Lender and its agents convenient facilities for the examination and audit of any such books and records.

5.1.9    Title to the Property. Borrower and TRS Entity, as applicable, will warrant and defend the validity and priority of the Liens of the Security Instrument and the Assignment of Leases on the Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

5.1.10    Estoppel Statements. Within ten (10) days after a request by Lender, Borrower and TRS Entity shall furnish an acknowledged written statement in form satisfactory to Lender (i) setting forth the amount of the Loan and the interest rate, (ii) stating either that no offsets or defenses exist against the Loan, or if any offsets or defenses are alleged to exist, their nature and extent, (iii) whether any default then exists under the Loan Documents or the Environmental Indemnity or any event has occurred and is continuing, which, with the lapse of time, the giving of notice, or both, would constitute such a default, and (iv) any other matters as Lender may reasonably request.

5.1.11    Leases.
(a)    Borrower and TRS Entity, as applicable, shall perform all obligations of landlord under any and all Leases. Borrower agrees to furnish Lender true, correct and complete executed copies of all future Leases.

(b)    Borrower and TRS Entity shall not, without the express written consent of Lender (which consent shall not be unreasonably withheld so long as no Event of Default exists), enter into or extend or materially amend or modify any Lease with an annual rent in excess of $250,000.00. If any of the acts described in this Section 5.1.11 which require the written consent of Lender are done without such written consent, at the option of Lender they shall be of no force or effect with respect to the Lender and shall, following written notice to Borrower and Borrower’s or TRS Entity’s failure to cure such breach within ten (10) Business Days, constitute an Event of Default.

(c)    Each Lease affecting the Property shall be absolutely subordinate to the lien of the Security Instrument and shall also contain a provision, reasonably satisfactory to Lender, to the effect that in the event of the judicial or non-judicial foreclosure of the Property, at the election of the acquiring foreclosure purchaser, the particular Lease shall not be terminated and the Tenant shall attorn to the purchaser. If requested to do so, the Tenant shall agree to enter into a new Lease for the balance of the term upon the same terms and conditions. If requested by a Tenant, at Lender’s election and at Borrower’s cost and expense, Lender shall to enter into a subordination and attornment agreement or a non-disturbance agreement with such Tenant on Lender’s standard form.

5.1.12    Material Agreements. Borrower and TRS Entity, as applicable, shall (a) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under each Material Agreement to which it is a party, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any Material Agreement of which it is aware and (c) promptly enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Material Agreement to which it is a party in a commercially reasonable manner.

5.1.13    Performance by Borrower. Borrower and TRS Entity, as applicable, shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document and the Environmental Indemnity executed and delivered by Borrower.

5.1.14    Costs of Enforcement/Remedying Defaults. In the event (a) that the Security Instrument is foreclosed in whole or in part or the Note or any other Loan Document or the Environmental Indemnity is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage or other security instrument prior to or subsequent to the Security Instrument in which proceeding Lender is made a party, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, TRS Entity or Guarantor or an assignment by Borrower, TRS Entity or Guarantor for the benefit of its creditors, or (d) Lender shall remedy or attempt to remedy any Event of Default hereunder, Borrower shall be chargeable with and agrees to pay all costs incurred by Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, which shall be due and payable on demand, together with interest thereon at the Default Rate from the date incurred by Lender to the date of payment to Lender, and together with all required service or use taxes.

5.1.15    Business and Operations. Borrower and TRS Entity, as applicable, will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership, operation and leasing of the Property. Borrower and TRS Entity, as applicable, will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, operation and leasing of the Property. Borrower shall at all times cause the Property to be maintained as a Hyatt full service hotel (the “Use”). Borrower and TRS Entity, as applicable, at its sole cost and expense, shall keep the Property in good order, condition and repair, and make all necessary structural and non-structural, ordinary and extraordinary repairs to the Property and the Improvements.

5.1.16    Use. Borrower and TRS Entity shall use, or cause to be used, the Property continuously for the current Use. Borrower and TRS Entity shall not use, or permit the use of, the Property for any other use without the prior written consent of Lender. Borrower shall not file or record a declaration of condominium, master mortgage or deed of trust or any other similar document evidencing the imposition of a so called “condominium regime” whether superior or subordinate to the Security Instrument and Borrower shall not permit any part of the Property to be converted to, or operated as, a “cooperative apartment house” whereby the tenants or occupants participate in the ownership, management or control of any part of the Property.

5.1.17    Collateral Security Instruments. Borrower and TRS Entity each covenants and agrees that if Lender at any time holds additional security for any obligations secured by the Security Instrument, it may enforce its rights and remedies with respect to the security, at its option, either before, concurrently or after a sale of the Property is made pursuant to the terms of the Security Instrument. Lender may apply the proceeds of the additional security to the Loan without affecting or waiving any right to any other security, including the security under the Security Instrument, and without waiving any breach or default of Borrower or TRS Entity under the Security Instrument or any other Loan Document or the Environmental Indemnity.

5.1.18    Suits and Other Acts to Protect the Property.

(a)    Borrower shall immediately notify Lender of the commencement, or receipt of notice by Borrower or TRS Entity, of any and all actions or proceedings or other material matter or claim (i) affecting the Property, and/or (ii) arising under any of the Leases or that is connected with the obligations, duties or liabilities of the landlord, Tenant or any guarantor under any Lease, and/or (iii) affecting the interest of Lender under the Loan Documents or the Environmental Indemnity or the Guaranty (collectively, “Actions”). Borrower or TRS Entity, as applicable, shall appear in and defend any Actions.

(b)    Lender shall have the right, at the cost and expense of Borrower, to institute, maintain and participate in Actions and take such other action, as it may deem appropriate in the good faith exercise of its discretion to preserve or protect the Property and/or the interest of Lender under the Loan Documents or the Environmental Indemnity or the Guaranty. Any money paid by Lender under this Section 5.1.18 shall be reimbursed to Lender in accordance with Section 12.13 hereof.

5.1.19    US Patriot Act. Borrower, TRS Entity and any person or entity (other than the holders of a non-controlling publicly traded interest of a Regulated Party) that directly or indirectly (a) Controls Borrower or TRS Entity or (b) has an ownership interest in Borrower or TRS Entity of twenty-five percent (25%) or more shall not be a Regulated Party and shall not appear on a OFAC list or any other law or any similar list maintained by any other governmental authority, with respect to which entering into transactions with such person or entity would violate the USA Patriot Act or regulations or any Presidential Executive Order or any other similar applicable law, ordinance, order, rule or regulation and Borrower shall provide evidence as reasonably requested by Lender from time to time, to confirm compliance.

5.1.20    Special Purpose Entity/Separateness.
(a)    Borrower shall be and shall continue to be a Special Purpose Entity.

(b)    The Property will continue to have, “single asset real estate” status as defined by Section 101(51)(B) of the Bankruptcy Code.

(c)    The organizational documents of Borrower shall not be modified, amended or revised, except for non-material changes, without the prior written consent of Lender.

(d)    TRS Entity shall be and shall continue to be a Special Purpose Entity.

(e)    The organizational documents of TRS Entity shall not be modified, amended or revised, except for non-material changes, without the prior written consent of Lender.

(f)    The covenants set forth in this Section 5.1.20 shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

5.1.21    Personal Property. Borrower will notify Lender of, and will protect, defend and indemnify Lender against, all claims and demands of all persons at any time claiming any rights or interest in the Personal Property. The Personal Property shall not be used or bought for personal, family, or household purposes, but shall be bought and used solely for the purpose of carrying on Borrower's business. Neither Borrower nor TRS Entity will remove the Personal Property without the prior written reasonable consent of Lender, except the items of Personal Property which are consumed or worn out in ordinary usage shall be promptly replaced by Borrower or TRS Entity with other Personal Property of value equal to or greater than the value of the replaced Personal Property.

5.1.22    [Intentionally Omitted].

5.1.23    Parking Agreement. Borrower and TRS Entity shall (a) promptly perform and/or observe or cause to be performed and/or observed all of the covenants and agreements required to be performed and observed by it under the Parking Agreement, and do all things necessary to preserve and to keep unimpaired its rights thereunder, (b) promptly notify Lender in writing of the giving of any notice of any default by any party under any the Parking Agreement of which it is aware and (c) promptly enforce or cause the enforcement of the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under the Parking Agreement.

Section 5.2    Borrower Negative Covenants. From the date hereof until the Debt is paid in full, Borrower and TRS Entity each hereby covenants and agrees with Lender that:
5.2.1    Due on Sale and Encumbrance; Transfers of Interests. Subject to the provisions of Article VIII hereof, without the prior written consent of Lender, neither Borrower nor TRS Entity nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or TRS Entity shall sell, convey, mortgage, grant, bargain, encumber, pledge, assign or otherwise Transfer any interest, direct or indirect, in the Borrower, TRS Entity, the Property or any part thereof, whether voluntarily or involuntarily, except as expressly permitted in the Security Instrument and this Agreement.

5.2.2    Liens. Neither Borrower nor TRS Entity and shall create, incur, assume or suffer to exist any Lien on any portion of the Property (including any tax liens or assessment liens to secure repayment of any loan or other financing including, without limitation, any Property-Assessed Clean Energy Loan) except for Permitted Encumbrances. Subject to the immediately following sentence, if any Lien is recorded against the Property or any part of the Property, Borrower or TRS Entity, as applicable, shall obtain a stay, discharge and release, or have otherwise bonded over, such Lien within thirty (30) days after receipt of notice of its existence. After prior notice to Lender, Borrower or TRS Entity, as applicable, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon the Property (collectively, “Claims”); provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Claims, together with all costs, interest and penalties which may be payable in connection therewith; and (v) (A) Borrower shall first pay such contested amount to the applicable claimant or (B) such proceeding shall suspend the collection of such Claims from the Property, and Borrower shall deposit with Lender or the court cash, or other security as may be reasonably approved by Lender, in an amount equal to 125% of the contested amount (or such higher amount as may be required by applicable law), to insure the payment of any such Claims, together with all interest and penalties thereon. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the Property or any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost as a result of any non-payment.

5.2.3    Dissolution. Neither Borrower nor TRS Entity shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or TRS Entity, as applicable, except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any Restricted Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such Restricted Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the certificate of formation or operating agreement, (or certificate of incorporation or by-laws, as applicable) of such Restricted Party, in each case without obtaining the prior consent of Lender.

5.2.4    Change in Business. Borrower and TRS Entity shall not enter into any line of business other than the ownership and operation of the Property.

5.2.5    Debt Cancellation. Neither Borrower nor TRS Entity shall cancel or otherwise forgive or release any claim or debt (other than with respect to terminations of Leases in accordance herewith) owed to Borrower or TRS Entity by any Person, except for adequate consideration and in the ordinary course of Borrower’s or TRS Entity’s business.

5.2.6    Affiliate Transactions. Neither Borrower nor TRS Entity shall enter into, or be a party to, any transaction with an Affiliate of Borrower or TRS Entity or any of the partners of Borrower or TRS Entity except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or TRS Entity, as applicable, or such Affiliate than would be obtained in a comparable arm’s length transaction with an unrelated third party.

5.2.7    Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in the Use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender which shall not be unreasonably withheld. The zoning approval for the Property is not dependent upon the ownership or use of any property which is not encumbered by the Security Instrument.

5.2.8    Assets. Borrower shall not purchase or own any property other than the Property and any property necessary or incidental to the ownership and operation of the Property. TRS Entity shall not purchase or own any property other than its interest in the TRS Lease any property necessary or incidental to the operation of the Property.

5.2.9    No Joint Assessment. Neither Borrower nor TRS Entity shall suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

5.2.10    Principal Place of Business; Chief Executive Office; Books and Records. Neither Borrower nor TRS Entity shall (i) change its principal place of business or name from the address and name set forth in the introductory paragraph hereof without, in each instance, (A) giving Lender at least thirty (30) days’ prior written notice thereof and (B) taking all action, if any, required by Lender for the purpose of perfecting and/or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents or (ii) change its corporate form or state of formation without (A) obtaining the prior written consent of Lender and (B) taking all action reasonably required by Lender for the purpose of perfecting or protecting the Lien and security interest of Lender created pursuant to this Agreement and the other Loan Documents. At the request of Lender, Borrower and TRS Entity shall execute a certificate in form reasonably satisfactory to Lender listing the trade names under which Borrower or TRS Entity, as applicable, intends to operate the Property, and representing and warranting that Borrower or TRS Entity, as applicable does business under no other trade name with respect to the Property. Notwithstanding anything to the contrary contained herein, with respect any notice required to be delivered pursuant to clause (i) above, Borrower may cure any failure to deliver such notice at any time (without regard to the cure periods set forth in Section 11.1) by delivering such notice to Lender, and Lender shall accept such cure.

5.2.11    ERISA. Neither Borrower nor TRS Entity will be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

5.2.12    Material Agreements. Neither Borrower nor TRS Entity shall, without Lender’s prior written consent, such consent not to be unreasonably withheld: (a) enter into any Material Agreement, (b) surrender or terminate any Material Agreement to which it is a party (unless the other party thereto is in material default and the termination of such Material Agreement would be commercially reasonable and then only if Borrower shall have provided to Lender not less than five (5) Business Days’ notice of such termination and such termination would not be reasonably expected to result in a Material Adverse Change), (c) increase or consent to the increase of the amount of any fees or charges payable by Borrower or TRS Entity, as applicable, under any Material Agreement, except for such increases as are expressly provided for therein, or (d) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Material Agreement.

5.2.13    Improvements. Borrower and TRS Entity shall abstain from, and not permit the commission of waste to the Property, and shall not remove or alter in any substantial manner, the structure or character of any Improvements without the prior written consent of Lender, which consent shall not be unreasonably withheld unless such alterations are reasonably expected to (a) have a material adverse impact on the value of the Property or the operation thereof, (b) have a cost to complete in excess of the $7,500,000.00 in the aggregate, or (c) result in the closure of more than ten percent (10%) of the guest rooms at the Property for more than thirty consecutive days.

5.2.14    TRS Lease. Neither Borrower nor TRS Entity shall (i) terminate or surrender the TRS Lease, (ii) enter into a replacement to the TRS Lease on materially different terms than the TRS Lease, (iii) assign or otherwise transfer its rights or interest in the TRS Lease; or (iv) amend or modify, in any material respect, the TRS Lease, without the prior written consent of Lender in each instance; provided that no amendment or modification to the TRS Lease shall result in an impairment of Lender’s collateral for the Loan. Notwithstanding the foregoing, the TRS Lease may be amended without the prior written consent of Lender with respect to rent payable thereunder as necessary to comply with Section 856 of the Internal Revenue Code of 1986, as amended from time to time or any successor statute, so long as such amendment or modification does not have a material adverse effect on (x) the Property, (y) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the Loan Documents or (z) the ability of Borrower or TRS Entity to perform its monetary and any other material obligations under the Loan Documents.

VI.    INSURANCE, CASUALTY AND CONDEMNATION

Section 6.1    Insurance.
6.1.1    Insurance Policies.
(a)    During the term of the Loan, Borrower at its sole cost and expense must provide, or cause to be provided, insurance policies and certificates of insurance for types of insurance described below all of which must be satisfactory to Lender as to form of policy, amounts, deductibles, sublimits, types of coverage, exclusions and the companies underwriting these coverages. In no event shall such policies be terminated or otherwise allowed to lapse. Borrower shall be responsible for its own deductibles. Borrower shall also pay for or cause to be paid for any insurance, or any increase of policy limits, not described in this Agreement which Borrower requires for its own protection or for compliance with government statutes. The insurance required hereunder shall be primary and without contribution from any insurance procured by Lender including, without limitation, any insurance obtained by Lender pursuant to Section 6.1.1(d) hereof.

Policies of insurance shall be delivered to Lender in accordance with the following requirements:

(i)    Property insurance on the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils,” in each case (1) in an amount equal to 100% of the Full Replacement Cost of the Improvements and Personal Property with a waiver of depreciation and with a Replacement Cost Endorsement; (2) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (3) providing for no deductible in excess of $250,000.00; and (4) containing no margin clause unless approved by Lender and (5) containing Ordinance or Law Coverage, Operation of Building Laws, Demolition Costs and Increased Cost of Construction in an amount reasonably required by Lender or if any of the Improvements or the use of the Property constitute non-conforming structures then in the amount of 100% of the Full Replacement Cost. The Full Replacement Cost shall be determined from time to time by an appraiser or contractor designated and paid by Borrower and approved by Lender or by an engineer or appraiser in the regular employ of the insurer. The “Full Replacement Cost” for purposes of this Article VI shall mean the estimated total cost of construction required to replace the Improvements with a substitute of like utility, and using modern materials and current standards, design and layout. For purposes of calculating Full Replacement Cost direct (hard) costs shall include, without limitation, labor, materials, supervision and contractor’s profit and overhead and indirect (soft) costs shall include, without limitation, fees for architect’s plans and specifications, construction financing costs, permits, sales taxes, insurance and other costs included in the Marshall Valuation Service published by Marshall & Swifts.

(ii)    Commercial General Liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (1) to be on the so-called “occurrence” form with a combined single limit of not less than Fifty Million Dollars ($50,000,000.00); (2) to continue at not less than this limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (iii) to cover at least the following hazards: (a) premises and operations; (b) products and completed operations on an “if any” basis; (c) independent contractors; (d) blanket contractual liability for all written and oral contracts; (e) innkeeper’s liability; (f) liquor liability; and (g) contractual liability covering the indemnities contained in this Agreement and the other Loan Documents to the extent available. The required limit may be satisfied through a combination of Primary and Excess Liability policies.

(iii)    Business income insurance in an amount sufficient to prevent Borrower from becoming a co-insurer within the terms of the applicable policies, and sufficient to recover “true actual loss sustained”. The amount of such insurance shall be increased from time to time during the term of the Loan as and when new leases and renewal leases are entered into and rents payable increase or the annual estimate of gross income from occupancy of the Property increases to reflect such rental increases.
(iv)    If Lender determines at any time that any part of the Property is located in an area identified on a Flood Hazard Boundary Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been made available, Borrower will maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as amended. In addition Difference in Conditions (DIC) insurance and/or excess insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of flood, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender, if Lender determines at any time that any part of the Property is located in Flood Zone A or V.

(v)    During the period of any construction or renovation or alteration of the Improvements, and only if the Property insurance (as described in Section 6.1.1(a)(i) above) form does not otherwise provide coverage, a so-called “Builder’s All Risk” insurance policy in non-reporting form for any Improvements under construction, renovation or alteration including, without limitation, for demolition and increased cost of construction or renovation, in an amount approved by Lender including an Occupancy endorsement and Worker’s Compensation Insurance covering all persons engaged in the construction, renovation or alteration in an amount at least equal to the minimum required by statutory limits of the State.

(vi)    Workers’ Compensation insurance, subject to the statutory limits of the State, and employer’s liability insurance with a limit of at least $1,000,000.00 per accident and per disease per employee, and $1,000,000.00 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operations (if applicable).

(vii)    Boiler & Machinery, or Equipment Breakdown Coverage, insurance covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Improvements, in an amount equal to one hundred percent (100%) of the full replacement cost of all equipment installed in, on or at the Improvements.

These policies shall insure against physical damage to and loss of occupancy and use of the Improvements arising out of an accident or breakdown.

(viii)    Insurance from and against all losses, damages, costs, expenses, claims and liabilities related to or arising from acts of terrorism, of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender.

(ix)    Business Automobile Insurance with a combined single limit of not less than$1,000,000.00 per occurrence for bodily injury and property damage arising out of the use of owned, non-owned, hired and/or leased automotive equipment when such equipment is operated by Borrower, Borrower’s employees or Borrower’s agents in connection with the Property.

(x)    Windstorm coverage, including coverage for Named Storms, in an amount equal to the Full Replacement Cost, plus an amount equal to the business income insurance and EPI contemplated in Subsection (a)(iii) of this Section 6.1.1 and on terms consistent with the commercial property insurance policy required under Subsection (a)(i) of this Section 6.1.1, provided, however, that the deductible for windstorm coverage shall not exceed the greater of (i) $250,000.00 or (ii) five percent (5%) of the Full Replacement Cost.

(xi)    Insurance from or against all losses, damages, costs, expenses, claims and liabilities related to or arising from earthquake on such form of insurance policy and in such amount as required by Lender, and provided that the deductible for earthquake coverage shall not exceed the greater of (i) $250,000.00 or (ii) five percent (5%) of the Full Replacement Cost.

(xii)    Crime insurance and guest property/safe deposit box coverage of such types, in such amounts, with such deductibles, issued by such companies, and on such forms of insurance policies as required by Lender.

(xiii)    Such other insurance (i) as may from time to time be required by Lender to replace coverage against any hazard, which as of the date hereof is insured against under any of the insurance policies described in Subsections (a)(i) through (a)(xi) of this Section 6.1.1, and (ii) as may from time to time be reasonably required by Lender against other insurable hazards, including, but not limited to, vandalism, earthquake, environmental, sinkhole and mine subsidence.

(b)    Lender’s interest must be clearly stated by endorsement in the insurance policies described in this Section 6.1.1 as follows:

(i)    The policies of insurance referenced in Subsections (a)(i), (a)(iii), (a)(iv), (a)(v), (a)(vii), (a)(x) and (a)(xi) of this Section 6.1.1 shall identify Lender under the New York Standard Mortgagee Clause (non-contributory) endorsement.

(ii)    The insurance policies referenced in Sections 6.1.1(a)(ii) and 6.1.1(a)(ix) shall name Lender as an additional insured.

(iii)    The policies of insurance referenced in Section 6.1.1(a)(viii) shall name Lender in such form and manner as Lender shall require.

(iv)    All of the policies referred to in Section 6.1.1 shall provide for at least thirty (30) days’ written notice to Lender in the event of policy cancellation and/or material change.

(c)    All the insurance companies must be authorized to do business in New York State and the State and be approved by Lender. The insurance companies must have a general policy rating of A.M. Best “Excellent” or better and a financial class of X or better by A.M. Best. So called “Cut-through” endorsements shall not be permitted. Borrower shall deliver evidence satisfactory to Lender of payment of premiums due under the insurance policies.

(d)    Certified copies of the policies, and any endorsements, shall be made available for inspection by Lender upon request. If Borrower fails to obtain or maintain insurance policies and coverages as required by this Section 6.1.1 (“Required Insurance”) then Lender shall have the right but shall not have the obligation immediately to procure any Required Insurance at Borrower’s cost.

(e)    Borrower shall be required during the term of the Loan to continue to provide Lender with original renewal policies or replacements of the insurance policies referenced in Section 6.1.1(a). Lender may accept Certificates of Insurance, if satisfactory to Lender, evidencing insurance policies referenced in this Section 6.1.1 instead of requiring the actual policies. Lender shall be provided with renewal Certificates of Insurance, or Binders, prior to each expiration. The failure of Borrower to maintain the insurance required under this Article VI shall not constitute a waiver of Borrower’s obligation to fulfill these requirements.

(f)    All binders, policies, endorsements, certificates, and cancellation notices are to be sent to the Lender’s Address for Insurance Notification until changed by notice from Lender.

(g)    If any policy referred to in Section 6.1.1 is written on a blanket basis, a list of locations and their insurable values shall be provided, as required by Lender.

6.1.2    Adjustment of Claims. Lender may (x) provided no Event of Default then exists, jointly with Borrower settle and adjust any claims, (y) during the continuance of an Event of Default, settle and adjust any claims for damage to, or loss or destruction of, all or a portion of the Property, without the consent or cooperation of Borrower, or (z) allow Borrower to settle and adjust any such claims; except that if no Event of Default is continuing, Borrower may settle and adjust claims aggregating not in excess of $3,000,000.00 if such settlement or adjustment is carried out in a competent and timely manner, but Lender shall be entitled to collect and receive (as set forth below) any and all Insurance Proceeds.

6.1.3    Assignment to Lender. To the extent the insurance requirements in Section 6.1 are satisfied using a stand-alone policy(ies) covering only the Property, then in the event of the foreclosure of the Security Instrument or other transfer of the title to the Property in extinguishment of the Debt, all right, title and interest of Borrower in and to such insurance policy(ies), or premiums or payments in satisfaction of claims or any other rights under these insurance policy(ies) shall pass to the transferee of the Property. Notwithstanding the foregoing, to the extent the insurance requirements in Section 6.1 are satisfied using a blanket policy, then in the event of the foreclosure of the Security Instrument or other transfer of the title to the Property in extinguishment of the Debt, all right, title and interest of Borrower in and to any unamortized premiums paid for such insurance policy(ies) which are returned to Borrower or payments due in satisfaction of claims made relating to the period prior to the event foreclosure or any other rights under such insurance policy(ies) relating to the Property with respect to the period prior to the event of foreclosure shall pass to the transferee of the Property.
Section 6.2    Casualty and Condemnation.

6.2.1    Casualty.
(a)    Borrower shall give prompt written notice of any Casualty to Lender whether or not required to be insured against. The notice shall describe the nature and cause of the Casualty and the extent of the damage to the Property. Borrower covenants and agrees to commence and diligently pursue to completion the Restoration.

(b)    Borrower and TRS Entity, as applicable, each assigns to Lender all Insurance Proceeds which it is entitled to receive in connection with a Casualty whether or not such insurance is required under this Agreement. In the event of any Casualty, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the repair, restoration and rebuilding of any portion of the Property that has been partially damaged or destroyed (the “Restoration”) can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the Casualty and at least equal in value as that existing prior to the Casualty, the Net Proceeds shall be applied to the cost of completion of the Restoration in accordance with the terms of this Article VI. In the event that the Net Proceeds exceed $3,000,000.00, Lender shall hold and disburse the Net Proceeds to the Restoration in accordance with this Section 6.2. In the event that the Net Proceeds do not exceed $3,000,000.00, upon receipt, the Net Proceeds shall be disbursed to and held by Borrower for the Restoration, provided that no Event of Default then exists and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(c)    If the Net Proceeds are to be used for the Restoration in accordance with this Article VI, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3 below. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds (as defined in Section 6.2.3(a) below) then held by Lender to Borrower.

(d)    In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Proceeds to the reduction of the Debt in such order as Lender may determine and Lender may declare the entire Debt immediately due and payable. After payment in full of the Debt, any remaining Restoration Funds shall be paid to Borrower.

6.2.2    Condemnation.
(a)    If the Property or any part of the Property is taken by reason of any Condemnation, Lender shall be entitled to any Award. At its option, Lender shall be entitled to commence, appear in and prosecute in its own name any action or proceeding or to make any compromise or settlement in connection with such Condemnation.

(b)    Borrower and TRS Entity each assigns to Lender any and all Awards which it is entitled to receive. In the event of any Condemnation, and provided (1) an Event of Default does not currently exist, and (2) Lender has determined that (i) there has not been an Impairment of the Security, and (ii) the Restoration of any portion of the Property that has not been taken can be accomplished in full compliance with all Legal Requirements to the same condition, character and general utility as nearly as possible to that existing prior to the taking and at least equal in value as that existing prior to the taking, then Borrower shall commence and diligently pursue to completion the Restoration. In the event that the Net Proceeds exceed $1,000,000.00, Lender shall hold and disburse the related Net Proceeds to the Restoration in accordance with this Section 6.2. In the event that the Net Proceeds do not exceed $1,000,000.00, the Net Proceeds shall be disbursed to and held by Borrower for the Restoration, provided that no Event of Default then exists and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(c)    In the event the Net Proceeds are to be used for the Restoration, Borrower shall comply with Lender’s Requirements For Restoration as set forth in Section 6.2.3 below. Upon Borrower’s satisfaction and completion of the Requirements For Restoration and upon confirmation that there is no Event of Default then existing, Lender shall pay any remaining Restoration Funds (as defined in Section 6.2.3(a) below) then held by Lender to Borrower.

(d)    In the event that the conditions for Restoration set forth in this Section have not been met, Lender may, at its option, apply the Net Proceeds to the reduction of the Debt in such order as Lender may determine and Lender may declare the entire Debt immediately due and payable. After payment in full of the Debt, any remaining Restoration Funds shall be paid to Borrower.

6.2.3    Requirements For Restoration. Unless otherwise expressly agreed in a writing signed by Lender, the following are the “Requirements for Restoration”:

(a)    If the Net Proceeds are to be used for the Restoration and the estimated cost to complete such Restoration exceeds $3,000,000.00 with respect to a casualty or exceeds $1,000,000.00 with respect to a Condemnation, prior to the commencement of any Restoration work (the “Work”), Borrower shall provide Lender for its review and written approval which shall not be unreasonably withheld (i) complete plans and specifications for the Work which (A) have been approved by all required governmental authorities, (B) have been approved by an architect satisfactory to Lender (the “Architect”), and (C) are accompanied by Architect’s signed statement of the total estimated cost of the Work (the “Approved Plans and Specifications”); (ii) the amount of money which Lender reasonably determines will be sufficient when added to the Net Proceeds to pay the entire cost of the Restoration (collectively referred to as the “Restoration Funds”); (iii) evidence that the Approved Plans and Specifications and the Work are in compliance with all Legal Requirements; (iv) an executed contract for construction with a contractor reasonably satisfactory to Lender (the “Contractor”) in a form approved by Lender in writing, which approval shall not be unreasonably withheld; and (v) a surety bond and/or guarantee of payment with respect to the completion of the Work. The bond or guarantee shall be satisfactory to Lender in form and amount and shall be signed by a surety or other entities who are acceptable to Lender.

(b)    Borrower shall not commence the Work, other than temporary work to protect the Property or prevent interference with business, until Borrower shall have complied with the requirements of Subsection (a) of this Section 6.2.3. So long as there does not currently exist an Event of Default and the following conditions have been complied with or, in Lender’s discretion, waived, Lender shall disburse any Restoration Funds held by Lender in increments to Borrower, from time to time as the Work progresses:

(i)    Contractor shall be in charge of the Work.

(ii)    Lender shall disburse the Restoration Funds directly or through escrow with a title company selected by Borrower and approved by Lender, upon not less than ten (10) days’ prior written notice from Borrower to Lender and Borrower’s delivery to Lender of (A) Borrower’s written request for payment (a “Request for Payment”) accompanied by a certificate by Architect in a form satisfactory to Lender which states that (1) all of the Work completed to that date has been completed in compliance with the Approved Plans and Specifications and in accordance with all Legal Requirements, and (2) the amount requested has been paid or is then due and payable and is properly a part of the cost of the Work; and (B) evidence satisfactory to Lender that the balance of the Restoration Funds remaining after making the payments shall be sufficient to pay the balance of the cost of the Work. Each Request for Payment shall be accompanied by (x) waivers of liens covering that part of the Work previously paid for, if any, (y) a title search or by other evidence satisfactory to Lender that no mechanic’s or materialmen’s liens or other similar liens for labor or materials supplied in connection with the Work have been filed against the Property and not discharged of record, and (z) an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Encumbrances, other than any matter which is being contested and has been stayed, discharged, released or bonded over in accordance with Section 5.2.2.

(iii)    The final Request for Payment shall be accompanied by (i) a temporary certificate of occupancy or other evidence of approval of appropriate governmental authorities for the use and occupancy of the Improvements, (ii) evidence that the Restoration has been completed in accordance with the Approved Plans and Specifications and all Legal Requirements, (iii) evidence that the costs of the Restoration have been paid in full or will be paid from funds pursuant to such final Request for Payment, and (iv) evidence that no mechanic’s or similar liens for labor or material supplied in connection with the Restoration are outstanding against the Property, including final waivers of liens covering all of the Work and an endorsement to the Title Insurance Policy insuring that no encumbrance exists on or affects the Property other than the Permitted Encumbrances.

(c)    If (i) within one hundred and eighty (180) days after the occurrence of any damage, destruction or condemnation requiring Restoration, Borrower fails to submit to Lender and receive Lender’s approval of plans and specifications (which shall not be unreasonably withheld) or fails to deposit with Lender the additional amount necessary to accomplish the Restoration as provided in subparagraph (a) above, or (ii) after such plans and specifications are approved by all such governmental authorities and Lender, Borrower fails to commence promptly or diligently continue to completion the Restoration, or (iii) Borrower becomes delinquent in payment to mechanics, materialmen or others for the costs incurred in connection with the Restoration, other than any matter which is being contested and has been stayed, discharged, released or bonded over in accordance with Section 5.2.2, or (iv) there exists an Event of Default, then, in addition to all of the rights herein set forth and after ten (10) days’ written notice of the non-fulfillment of one or more of these conditions, Lender may apply the Restoration Funds held by Lender to reduce the Debt in such order as Lender may determine, and at Lender’s option and in its sole discretion, Lender may declare the Debt immediately due and payable together with the Prepayment Fee.

VII.    PROPERTY MANAGEMENT

Section 7.1    The Management Agreement.
(a)    Borrower and TRS Entity shall cause Manager to manage and operate the Property in accordance with the Management Agreement. Borrower and TRS Entity shall comply with the terms of any PIP. Borrower and TRS Entity shall (i) diligently perform, enforce and observe all of the terms, covenants and conditions of the Management Agreement on the part of Borrower or TRS Entity, as applicable, to be performed, enforced and observed to the end that all things shall be done which are reasonably necessary to keep unimpaired the rights of Borrower or TRS Entity under the Management Agreement, (ii) promptly notify Lender of any written notice to Borrower or TRS Entity of any default by Borrower or TRS Entity in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower or TRS Entity to be performed and observed and deliver to Lender a true copy of each such notice, (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement and (iv) pay or cause to be paid all sums required to be paid by Borrower or the TRS Entity under the Management Agreement.

(b)    If Borrower or TRS Entity shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Borrower or TRS Entity to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents or the Environmental Indemnity or the Guaranty, and without waiving or releasing Borrower or TRS Entity from any of its obligations hereunder or under the Management Agreement, Lender shall have the right if such default is not cured within ten (10) days prior to the expiration of any cure period, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Borrower or TRS Entity to be performed or observed. Lender and any Person designated by Lender shall have, and are hereby granted, the right to enter upon the Property from time to time at reasonable times and upon reasonable prior notice to Borrower, TRS Entity and Manager for the purpose of taking any such action. If Manager shall deliver to Lender a copy of any notice sent to Borrower or TRS Entity of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Upon the occurrence and during the continuance of an Event of Default, any out-of-pocket costs expended by Lender pursuant to this Section 7.1(b) shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(c)    Borrower and TRS Entity shall, from time to time, use commercially reasonable efforts to obtain from Manager such certificates of estoppel with respect to compliance by Borrower or TRS Entity with the terms of the Management Agreement as may be reasonably requested by Lender; provided, however, so long as no Event of Default has occurred and is continuing, Borrower shall not be required to pay or reimburse Lender for Lender’s costs of obtaining such certificates.

Section 7.2    Prohibition Against Termination or Modification. Neither Borrower nor TRS Entity shall surrender, terminate, cancel, modify, amend or supplement in any material respect, renew or extend the Management Agreement, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender (such consent not to be unreasonably withheld). Borrower and TRS Entity hereby assign to Lender as further security for the payment of the Debt and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrower and TRS Entity to surrender the Management Agreement or to terminate, cancel, modify, change, supplement, alter or amend the Management Agreement in any respect, and any such surrender of the Management Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of the Management Agreement without the prior consent of Lender shall be void and of no force and effect. If at any time Lender consents to the appointment of a new manager, such manager and Borrower or TRS Entity, as applicable, shall, as a condition of Lender’s consent, execute an assignment and subordination of management agreement in the form then used by Lender.

Section 7.3    Replacement of Manager. Lender shall have the right, in its sole discretion, to require Borrower and TRS Entity to replace the Manager upon prior notice with a Person reasonably approved by Lender if Manager shall be in default of any material provision under the Management Agreement beyond any applicable notice and cure period or if at any time the Manager has engaged in gross negligence, fraud or willful misconduct which in either case permits Borrower or TRS Entity to terminate the Management Agreement in accordance with the terms thereof without the payment of a termination fee or penalty.
VIII.    PERMITTED TRANSFERS

Section 8.1    Permitted Transfers of Interest in Borrower.
(a)    Borrower shall not cause or permit: (i) the Property or any part thereof, or any direct or indirect interest in the Property, to be conveyed, transferred, assigned, encumbered, sold or otherwise disposed of; or (ii) any transfer, assignment, conveyance or change of any direct or indirect interest in Borrower or its partners, stockholders, members, beneficiaries, or any of Borrower’s direct or indirect constituents or (iii) any merger, reorganization, dissolution or other change in the ownership structure of Borrower or any of the direct or indirect general partners or members of Borrower, including, without limitation, any conversion of Borrower or any direct or indirect general partner or member of Borrower to a limited partnership, a limited liability partnership or a limited liability company (collectively, a “Transfer” or “Transfers”). The prohibitions on transfer shall not be applicable to (i) Transfers as a result of the death of a natural person who is Borrower; or (ii) Transfers in connection with estate planning by a natural person to a spouse, son or daughter or descendant of either, a stepson or stepdaughter or descendant of either. Borrower shall pay all costs and expenses, including reasonable attorneys’ fees and disbursements incurred by Lender in connection with any Transfer.

(b)    Notwithstanding the provisions of Section 8.1(a) above, the following Transfers shall be permitted without the consent of Lender, subject to the satisfaction of the conditions set forth below:

(i)    the issuance of (x) additional shares or other interests in or the transfer of existing shares or other interest in Chesapeake Lodging Trust, a Maryland real estate investment trust (“CLT”), so long as any class of shares or interests of CLT are publicly traded over a U.S. public stock exchange, or (y) additional limited partnership interests or the transfer of existing limited partnership interests in Guarantor, provided no Event of Default exists under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of such transfer under this clause (y); and in the case of either clause (x) or (y), provided, however, that as of the date that such transaction is consummated all of the following conditions shall have been satisfied (the “Share Transfer Conditions”):

1)	CHSP Boston II LLC continues to be the Borrower, and Guarantor continues to own, directly or indirectly, 100% of the ownership interests in Borrower;

2)
CLT continues to own, directly or indirectly, 100% of the sole general partner of Guarantor and continues to own (as general partner and limited partner) no less than 51% of the ownership interests in Guarantor;

3)
No such transaction or series of transactions leads to a change in the (x) management composition in any material way of, or (y) Control of, Borrower, CLT, Guarantor or any other guarantor or any indemnitor of environmental liabilities; and

4)
No such transaction or series of transactions shall result in the proposed transferee having been granted consent, veto or Control rights over any material or major decisions relating to the Borrower, the Property or the Loan.

(ii)    the merger of CLT and/or Guarantor with or into a Qualified Equityholder, or the sale of all or substantially all of the shares and interests in CLT and/or Guarantor to a Qualified Equityholder, provided no Event of Default exists under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of such transfer and the following conditions are satisfied (“Upper Tier Transfer Conditions”):

1)	Guarantor remains a direct or indirect owner of the Borrower;

2)	Borrower shall continue to be able to make the ERISA representations set forth in Section 4.1.8 hereof and the USA Patriot Act representations set forth in Section 4.1.31 hereof;

3)	Borrower pays a fee equal to one percent (1%) of the outstanding principal balance of the Note at the time of the transfer together with a non-refundable processing fee in the amount of $25,000.00;

4)	Guarantor shall reaffirm its obligations under the Guaranty and the Environmental Indemnity;

5)
the Property continues to be managed by (x) Hyatt pursuant to the Management Agreement or (y) another national hotel manager acceptable to MetLife in its reasonable discretion (“Qualified Hotel Manager”) pursuant to a hotel management agreement acceptable to Lender in its reasonable discretion (“Replacement Management Agreement”; together with the Management Agreement being referred to as an “Approved Management Agreement”); and

6)	Borrower pays all actual, out-of-pocket costs and expenses incurred by Lender in connection with the transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

(iii)     for so long as any class of shares or interests of CLT are publicly traded over a U.S. public stock exchange, provided no Event of Default exists under the Loan Documents, the Environmental Indemnity or the Guaranty, CLT may pledge or grant a security interest in its interests in Guarantor to a lender that is providing financing or has provided financing to CLT; provided, however, that unless all of the Share Transfer Conditions have been satisfied at the time that such lender or any other party acquires such interests, whether at a foreclosure sale, by reason of an assignment in lieu of foreclosure, or otherwise, and continue to remain satisfied immediately after such acquisition, such lender or other acquiring party must be a Qualified Equityholder at the time of such acquisition and the Upper Tier Transfer Conditions must be satisfied.

Section 8.2    One-Time Transfer. Borrower shall have a one-time right to Transfer the Property, subject to the following conditions:
(a)    there being no event of default under the Loan Documents, the Environmental Indemnity or the Guaranty at the time of the Transfer;

(b)    Lender’s approval of the transferee, which approval shall not be unreasonably withheld;

(c)    the transferee shall be able to make the ERISA representations set forth in Section 4.1.8 hereof and the USA Patriot Act representations set forth in Section 4.1.31 hereof;

(d)    the Debt Yield must be not less than twelve (12%) percent;

(e)    the Loan to Value Ratio of the Property at the time of the Transfer shall not be greater than fifty (50%) percent based on an Appraisal;

(f)    Borrower or the transferee shall pay a fee equal to one percent (1%) of the outstanding principal balance of the Note at the time of the assumption, together with a non-refundable processing fee in the amount of $25,000.00;

(g)    the transferee shall expressly assume the Loan Documents and the Environmental Indemnity in a manner satisfactory to Lender as to periods from and after the date of Transfer and an additional guarantor acceptable to Lender shall execute the Guaranty and the Environmental Indemnity with respect to events arising or occurring from and after the date of the Transfer, which additional guarantor must have (in the aggregate if more than one) a net worth of not less than $650,000,000.00;

(h)    the transferee must have a net worth not less than $250,000,000.00;

(i)    the transferee must be experienced in the ownership and leasing of properties similar to the Property and retain the Manager or a Qualified Hotel Manager, in either case pursuant to an Approved Management Agreement; and

(j)    Borrower or transferee shall pay all costs and expenses incurred by Lender in connection with the Transfer, including title insurance premiums, documentation costs and reasonable attorneys’ fees.

Notwithstanding anything to the contrary contained herein, no transfer shall release Borrower or Guarantor from their obligations under the Loan Documents, the Environmental Indemnity or the Guaranty with respect to events arising or occurring prior to the date of Transfer.
Section 8.3    Prohibition on Additional Financing. Other than Permitted FF&E Financing, neither Borrower nor TRS Entity shall incur or permit the incurring of (i) any financing in addition to the Loan that is secured by a lien, security interest or other encumbrance of any part of the Property (including any loan or financing which is repaid by assessments or other taxes related to the Property including, without limitation, any Property-Assessed Clean Energy Loan) or (ii) any pledge or encumbrance of a partnership, member or shareholder or beneficial interest or other direct or indirect interest in Borrower or TRS Entity (collectively “Secondary Financing”), except to the extent expressly permitted by Section 8.1(b)(iii).
Section 8.4    Restrictions on Additional Obligations. During the term of the Loan, neither Borrower nor TRS Entity shall, without the prior written consent of Lender, become liable with respect to any indebtedness or other obligation except for (i) the Loan, (ii) Leases entered into in the ordinary course of owning and operating the Property for the Use, (iii) other liabilities incurred in the ordinary course of owning and operating the Property for the Use but excluding any loans or borrowings other than Permitted FF&E Financing and Permitted Indebtedness, (iv) liabilities or indebtedness disclosed in writing to and approved by Lender on or before the Closing Date, and (v) any other single item of indebtedness or liability which does not exceed $25,000.00 or, when aggregated with other items of indebtedness or liability, does not exceed $100,000.00.
Section 8.5    Statements Regarding Ownership. Not later than thirty (30) days after written request by Lender, which request shall be made no more than once per calendar year, Borrower agrees to submit or cause to be submitted to Lender, a sworn, notarized certificate, signed by an authorized (i) individual who is Borrower or one of the individuals comprising Borrower, (ii) member of Borrower, (iii) partner of Borrower or (iv) officer of Borrower, as the case may be, stating whether (x) any part of the Property, or any interest in the Property, has been conveyed, transferred, assigned, encumbered, or sold, and if so, to whom; (y) any conveyance, transfer, pledge or encumbrance of any interest in Borrower or TRS Entity has been made and if so, to whom; or (z) there has been any change in the individual(s) comprising Borrower or TRS Entity or in the partners, members, stockholders or beneficiaries of Borrower or TRS Entity from those on the Closing Date, and if so, a description of such change or changes.
Section 8.6    Compliance with Management Agreement Requirements. Any Transfer consummated in accordance with this Article VIII shall at all times be subject to compliance with the terms of the Management Agreement.
IX.    ENVIRONMENTAL HAZARDS

Section 9.1    Representations and Warranties. Borrower and TRS Entity each hereby represents, warrants, covenants and agrees to and with Lender that (i) neither Borrower nor TRS Entity nor, to Borrower’s or TRS Entity’s actual knowledge, any Tenant, subtenant or occupant of the Property, has at any time placed, suffered or permitted the presence of any Hazardous Materials at, on, under, within or about the Property except as expressly approved by Lender in writing and (ii) all operations or activities upon the Property, and any use or occupancy of the Property in each case by Borrower or TRS Entity are presently and shall in the future be in compliance with all Requirements of Environmental Laws, (iii) Borrower and TRS Entity will use commercially reasonable efforts to assure that Manager, any Tenant, subtenant or occupant of the Property shall in the future be in compliance with all Requirements of Environmental Laws, and in the event of any noncompliance, Borrower and TRS Entity will take all action required by and in accordance with the Environmental Indemnity, (iv) Borrower and TRS Entity will use commercially reasonable efforts to assure all operations or activities upon the Property by any third party are presently and shall in the future be in compliance with all Requirements of Environmental Laws, and in the event of any noncompliance, Borrower and TRS Entity will take all action required by and in accordance with the Environmental Indemnity, (v) neither Borrower nor TRS Entity knows of or has received, any written or oral notice of other communication from any person or entity (including, without limitation, a governmental entity) relating to any violation of Environmental Laws or Remedial Work pertaining thereto, of possible liability of any person or entity pursuant to any Requirements of Environmental Laws, or any actual administrative or judicial proceedings in connection with any of the foregoing, (vi) neither Borrower nor TRS Entity shall do or consent to Manager, any Tenant or other user of the Property taking or failing to take any action that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property, and (vii) Borrower has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that is known to Borrower or TRS Entity and that is contained in Borrower’s or TRS Entity’s files and records, including, without limitation, any reports relating to Hazardous Materials in, on, under or from the Property and/or to the environmental condition of the Property.
Section 9.2    Remedial Work. In the event any Remedial Work is required under any Requirements of Environmental Laws, Borrower shall perform or cause to be performed the Remedial Work in compliance with the applicable law, regulation, order or agreement. All Remedial Work undertaken by Borrower or an Affiliate of Borrower shall be performed by one or more contractors, selected by Borrower and approved in advance in writing by Lender, in Lender’s reasonable discretion, and under the supervision of a consulting engineer, selected by Borrower and approved in advance in writing by Lender, in Lender’s reasonable discretion. Notwithstanding the foregoing, in the event any Remedial Work on the Property is the obligation of a third party unaffiliated with Borrower and such Remedial Work is performed by such unaffiliated third party, Lender shall cooperate with Borrower in reviewing and approving any contractors or engineers performing Remedial Work on the Property (which approval by Lender shall not be unreasonably withheld, conditioned or delayed), Borrower shall use commercially reasonable efforts to cause or ensure that an authorized and capable entity is undertaking the Remedial Work and that such Remedial Work is performed on the Property in compliance with Requirements of Environmental Laws and in a manner as is necessary to permit the operation of the improvements to the Property as contemplated by the Loan Documents. All costs and expenses of Remedial Work shall be paid or cause to be paid by Borrower including, without limitation, the charges of the contractor(s) and/or the consulting engineer, and Lender’s reasonable attorneys’, architects’ and/or consultants’ fees and costs incurred in connection with monitoring or review of the Remedial Work. In the event Borrower shall fail to timely commence, or cause to be commenced, or fail to diligently prosecute to completion, the Remedial Work, Lender may, but shall not be required to, cause such Remedial Work to be performed, subject to the provisions of Section 12.13 of this Agreement.
Section 9.3    Environmental Site Assessment. Lender shall have the right, at any time and from time to time, at Lender’s sole cost, to undertake, an environmental site assessment on the Property, including any testing that Lender may determine, in its sole discretion, is necessary or desirable to ascertain the environmental condition of the Property and the compliance of the Property with Requirements of Environmental Laws. Borrower shall be responsible for the cost of any such environmental site assessments if (i) such environmental site assessments are performed during the existence of an Event of Default, or (ii) Lender has a reasonable, good faith belief that the Property is not in compliance with Requirements of Environmental Laws. Borrower and TRS Entity shall cooperate fully with Lender and its consultants performing such assessments and tests.
Section 9.4    Unsecured Obligations. No amounts which may become owing by Borrower to Lender under this Article IX or under any other provision of this Agreement as a result of a breach of or violation of this Article IX shall be secured by the Security Instrument. The obligations shall continue in full force and effect and any breach of this Article IX shall constitute an Event of Default. The lien of the Security Instrument shall not secure (i) any Unsecured Obligations, or (ii) any other obligations to the extent that they are the same or have the same effect as any of the Unsecured Obligations. The Unsecured Obligations shall continue in full force, and any breach or default of any such obligations shall constitute a breach or default under this Agreement but the proceeds of any foreclosure sale shall not be applied against Unsecured Obligations. Nothing in this Section shall in any way limit or otherwise affect the right of Lender to obtain a judgment in accordance with applicable law for any deficiency in recovery of all obligations that are secured by the Security Instrument following foreclosure, notwithstanding that the deficiency judgment may result from diminution in the value of the Property by reason of any event or occurrence pertaining to Hazardous Materials or any Requirements of Environmental Laws.
X.    PARTICIPATION AND SALE OF LOAN

Section 10.1    Sale of Loan/Participation. Lender may sell, transfer or assign all or any portion of its interest or one or more participation interests in the Loan, the Loan Documents, the Guaranty and the Environmental Indemnity at any time and from time to time, including, without limitation, its rights and obligations as servicer of the Loan. Lender may forward to each purchaser, transferee, assignee, servicer, participant, investor in the Loan (collectively, the “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Loan and to Borrower, or TRS Entity or any Guarantor and the Property, whether furnished by Borrower, TRS Entity, any Guarantor or otherwise, as Lender determines necessary or desirable.
Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right to divide the Loan into two or more tranches which may be evidenced by two or more notes, which notes may be pari passu or senior/subordinate, provided that (i) the aggregate principal amount of the notes immediately following such division shall equal the outstanding principal balance of the Loan and (ii) the weighted average interest rate of the Loan immediately following such division shall equal the interest rate which was applicable to the Loan immediately prior to such division. Borrower and TRS Entity shall, at Lender’s sole cost, cooperate with reasonable requests of Lender in order to divide the Loan and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith, including, without limitation, new notes to replace the original Note, all in form and substance reasonably satisfactory to Lender, provided that such documents shall contain terms, provisions and clauses (x) no less favorable to Borrower than those contained herein and in the Note, and (y) which do not increase Borrower’s obligations hereunder or decrease Borrower’s rights under the Loan Documents.
Section 10.2    Cooperation. Borrower and TRS Entity will reasonably cooperate with Lender in furnishing such information and providing such other assistance, reports and legal opinions as Lender may reasonably request in connection with any such transaction. In addition, Borrower acknowledges that Lender may release or disclose to potential purchasers or transferees of the Loan, or potential participants in the Loan, originals or copies of the Loan Documents, the Guaranty, the Environmental Indemnity, title information, engineering reports, financial statements, operating statements, appraisals, Leases, rent rolls, and all other materials, documents and information in Lender’s possession or which Lender is entitled to receive under the Loan Documents, the Guaranty and the Environmental Indemnity with respect to the Loan, Borrower, any Guarantor or the Property. Borrower and TRS Entity shall also furnish to such Investors or such prospective Investors any and all information concerning the Property, the Leases, the financial condition of Borrower, TRS Entity or any Guarantor as may be requested by Lender, any Investor or any prospective Investor in connection with any sale, transfer or participation interest, and Lender shall reimburse Borrower, TRS Entity and any Guarantor for any reasonable, third party costs and expenses in connection with the performance by such parties of their obligations pursuant to this Article X.
XI.    DEFAULTS

Section 11.1    Event of Default.
Any of the following shall be deemed to be a material breach of Borrower’s or TRS Entity’s, as applicable, covenants in this Agreement and shall constitute a default (“Event of Default”):
(a)    The failure of Borrower to pay any installment of principal, interest or principal and interest, any required escrow deposit or any other sum required to be paid under any Loan Document, whether to Lender or otherwise, within seven (7) days of the due date of such payment;

(b)    The failure of Borrower or TRS Entity to perform or observe any other term, provision, covenant, condition or agreement under any Loan Document for a period of more than thirty (30) days after receipt of notice of such failure;

(c)    The filing by Borrower, TRS Entity or one of the Guarantors (an “Insolvent Entity”) of a voluntary petition or application for relief in bankruptcy, the filing against an Insolvent Entity of an involuntary petition or application for relief in bankruptcy which is not dismissed within sixty (60) days, or an Insolvent Entity’s adjudication as a bankrupt or insolvent, or the filing by an Insolvent Entity of any petition, application for relief or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency or other relief for debtors, or an Insolvent Entity’s seeking or consenting to or acquiescing in the appointment of any trustee, custodian, conservator, receiver or liquidator of an Insolvent Entity or of all or any substantial part of the Property or of any or all of the Rents, or the making by an Insolvent Entity of any general assignment for the benefit of creditors, or the admission in writing by an Insolvent Entity of its inability to pay its debts generally as they become due;

(d)    If any warranty, representation, certification, financial statement or other information made or furnished at any time pursuant to the terms of the Loan Documents, the Guaranty or the Environmental Indemnity by Borrower, TRS Entity or by any person or entity otherwise liable under any Loan Document, the Guaranty or the Environmental Indemnity shall be materially false or misleading when made or provided;

(e)    If Borrower or TRS Entity shall suffer or permit the Property, or any part of the Property, to be used in a manner that might (1) impair Borrower’s title to the Property, (2) create rights of adverse use or possession, or (3) constitute an implied dedication of any part of the Property;

(f)    If Guarantor, if any, shall default, beyond any applicable notice and cure periods, under the Guaranty executed by Guarantor in favor of Lender dated as of the Closing Date;

(g)    Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clause (c) above) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Guaranty, the Environmental Indemnity and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents, the Guaranty and the Environmental Indemnity against Borrower, Guarantor and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (c) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding;

(h)    If a default has occurred and continues beyond any applicable cure period under the TRS Lease, and such default permits a party to terminate or cancel the TRS Lease;

(i)    If Borrower or TRS Entity terminates or cancels the TRS Lease, without Lender’s prior written consent;

(j)    If a default by Borrower or the TRS Entity has occurred and continues beyond any applicable cure period under the Management Agreement, and such default permits a party to terminate or cancel the Management Agreement;

(k)    If Borrower or TRS Entity ceases to operate a Hyatt Hotel on the Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to the Property or restoration of the Property after Casualty or Condemnation) or abandons the Property or any portion thereof, in each case without Lender’s prior written consent;

(l)    If Borrower or TRS Entity terminates or cancels the Management Agreement or operates the Property under the name of any hotel chain or system other than Hyatt, without Lender’s prior written consent;
(m)    If Borrower fails to perform and/or pay for any PIP Work under the Management Agreement beyond any applicable notice and cure period under the Management Agreement;

(n)    If a default has occurred and continues beyond any applicable cure period under any Material Agreement, liquor license for the Property, or Parking Agreement and such default permits a party to terminate or cancel the Material Agreement, liquor license or Parking Agreement, and, in the case of any Material Agreement, the termination or cancellation of such Material Agreement is reasonably expected to have a material adverse effect on the operation of the Property; or

(o)    If the Parking Argument or liquor license for the Property is cancelled or terminated.

Section 11.2    Remedies.

(a)    Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents or the Environmental Indemnity executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents or the Environmental Indemnity. Without limiting the generality of the foregoing, if an Event of Default is continuing, to the extent permitted by law, (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Security Instrument has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)    Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) upon the occurrence and during the continuance of an Event of Default for non-payment of one or more scheduled payments of principal and interest, Lender may foreclose the Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Security Instrument as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument as reduced and modified following any such partial foreclosure to secure payment of sums secured by the Security Instrument and not previously recovered.
(c)    Any amounts recovered from the Property or any other collateral for the Loan following the occurrence of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(d)    During the continuance of an Event of Default, Borrower shall make no further distributions to its partners, members or shareholders, as applicable.

Section 11.3    Right to Cure Defaults. Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 11.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
Section 11.4    Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents or the Environmental Indemnity, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 11.5    Duration of Events of Default. If any Event of Default shall occur (irrespective of whether or not the same consists of an ongoing condition, a one-time occurrence, or otherwise), the same shall be deemed to continue at all times thereafter; provided, however, that such Event of Default shall cease to continue only if Lender shall affirmatively accept performance of the defaulted obligation or shall execute and deliver a written agreement in which Lender expressly states that such Event of Default has ceased to continue. Upon Borrower’s written request, Lender shall promptly acknowledge and confirm whether or not Lender has accepted performance of a defaulted obligation hereunder. Borrower shall have no right to cure any Event of Default, and Lender shall not be obligated under any circumstances whatsoever to accept such cure or performance or to execute and deliver any such writing. Without limitation, this Section shall govern in any case where reference is made in the Loan Documents, the Guaranty and/or the Environmental Indemnity to (i) any “cure” (whether by use of such word or otherwise) of any Event of Default, (ii) ”during an Event of Default,” “the continuance of an Event of Default” or “after an Event of Default has ceased” (in each case, whether by use of such words or otherwise), or (iii) any condition or event which continues beyond the time when the same becomes an Event of Default.
XII.    MISCELLANEOUS

Section 12.1    Successors and Assigns; Terminology. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender. The term “Borrower” shall include both the original Borrower and any subsequent owner or owners of any of the Property. The term “Guarantor” shall include both the original Guarantor and any subsequent or substituted Guarantor. In this Agreement, whenever the context so requires, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.
Section 12.2    Lender’s Discretion. Whenever pursuant to this Agreement Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender or any financial ratio is to be calculated or determined, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory or Lender’s calculation or determination shall (except as is otherwise expressly herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 12.3    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND LENDER EACH HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY, AND THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS AND THE ENVIRONMENTAL INDEMNITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5 1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNITY MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND LENDER EACH WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON

CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

Section 12.4    Modification. Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 12.5    Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document or the Environmental Indemnity, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, any other Loan Document or the Environmental Indemnity, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the other Loan Documents or the Environmental Indemnity, or to declare an Event of Default for failure to effect prompt payment of any such other amount.
Section 12.6    Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent (i) by registered or certified mail, postage prepaid, return receipt requested or (ii) by nationally-recognized overnight commercial courier service, in each case addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 12.6. Any Notice shall be deemed to have been received upon receipt or refusal to accept delivery, in each case as shown on the return receipt or the receipt of such overnight commercial courier service.

If to Lender:	Metropolitan Life Insurance Company 10 Park Avenue, 3rd Floor PO Box 1902 Morristown, New Jersey 07960 Attention: Senior Managing Director, Real Estate Investments Facsimile No. (973) 355-4430
with a copy to:	Metropolitan Life Insurance Company 10 Park Avenue, 3rd Floor PO Box 1902 Morristown, New Jersey 07960 Attention: Associate General Counsel, Real Estate Investments Facsimile No. (973) 355-4920
with a copy to:	Goulston & Storrs PC 400 Atlantic Avenue Boston, Massachusetts 02110 Attention: James H. Lerner, Esq. Jean C. Bowe, Esq. Facsimile: (617) 574-7607
If to Borrower:	CHSP Boston II LLC c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attention: Graham J. Wootten Facsimile: (410) 972-4180
with copies to:
Polsinelli PC
1515 Wynkoop Street, Suite 600
Denver, Colorado 80202
Attention: Patricia L. Gruber, Esq.
Facsimile: (303) 572-7883

Polsinelli PC
1401 Eye (“I”) Street, N.W., Suite 800
Washington, DC 20005
Attn: Kevin Vold, Esq.
Facsimile: (202) 783-3535

Section 12.7    Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS OR THE ENVIRONMENTAL INDEMNITY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 12.8    Headings. The Article and/or Section headings and the Table of Contents in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, or describe the scope or intent of any provisions of this Agreement
Section 12.9    Severability. If any provision of this Agreement should be held unenforceable or void, then that provision shall be separated from the remaining provisions and shall not affect the validity of this Agreement except that if the unenforceable or void provision relates to the payment of any monetary sum, then, Lender may, at its option, declare the Debt immediately due and payable.
Section 12.10    Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 12.11    Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.
Section 12.12    Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement, the other Loan Documents or the Environmental Indemnity, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 12.13    Expenses; Indemnity.
(a)    Borrower shall pay or, if Borrower fails to pay, reimburse Lender upon receipt of notice from Lender, for all reasonable, third party costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s or TRS Entity’s ongoing performance of and compliance with Borrower’s and TRS Entity’s agreements and covenants contained in this Agreement, the other Loan Documents and the Environmental Indemnity on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement, the other Loan Documents and the Environmental Indemnity on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the other Loan Documents, the Environmental Indemnity and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Environmental Indemnity, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents, the Environmental Indemnity or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. All payments made, or funds expended or advanced by Lender pursuant to the provisions of any Loan Document, shall (1) become a part of the Debt, (2) bear interest at the Interest Rate from the date such payments are made or funds expended or advanced, (3) become due and payable by Borrower upon demand by Lender, and (4) bear interest at the Default Rate from the date of such demand. Borrower shall reimburse Lender within ten (10) days after receipt of written demand for such amounts. If Lender becomes a party (by intervention or otherwise) to any action or proceeding affecting, directly or indirectly, Borrower, the Property or the title thereto or Lender's interest under the Security Instrument, or employs an attorney to collect any of the Debt or to enforce performance of the obligations, covenants and agreements of the Loan Documents, Borrower shall reimburse Lender in accordance with this Section 12.13 for all expenses, costs, charges and legal fees incurred by Lender (including, without limitation, the fees and expenses of experts and consultants), whether or not suit is commenced

(b)    Borrower shall indemnify, defend and hold harmless Lender and its officers, directors, agents, employees (and the successors and assigns of the foregoing) (the “Lender Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for the Lender Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Lender Indemnitees shall be designated a party thereto), that may be imposed on, incurred by, or asserted against the Lender Indemnitees in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement, the other Loan Documents or the Environmental Indemnity, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Lender Indemnitees.

Section 12.14    Waiver of Consequential Damages. Borrower covenants and agrees that in no event shall Lender be liable for consequential damages, and to the fullest extent permitted by law, Borrower expressly waives all existing and future claims that it may have against Lender for consequential damages.

Section 12.15    Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 12.16    Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the other Loan Documents and the Environmental Indemnity shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower, other than a mandatory or compulsory counterclaim.
Section 12.17    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy in common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)    This Agreement, the other Loan Documents and the Environmental Indemnity are solely for the benefit of Lender and nothing contained in this Agreement, the other Loan Documents or the Environmental Indemnity shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 12.18    Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender or any of its Affiliates shall be subject to the prior approval of Lender except with respect to disclosures or public reporting as may be required by law, regulation or professional standard.
Section 12.19    Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 12.20    Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments required by the Loan Documents or the Environmental Indemnity. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents or the Environmental Indemnity. No single or partial exercise by Lender, or delay or omission in the exercise by Lender, of any right or remedy under the Loan Documents shall preclude, waive or limit the exercise of any other right or remedy. Lender shall at all times have the right to proceed against any portion of, or interest in, the Property without waiving any other rights or remedies with respect to any other portion of the Property. No right or remedy under any of the Loan Documents is intended to be exclusive of any other right or remedy but shall be cumulative and may be exercised concurrently with or independently from any other right and remedy under any of the Loan Documents or under applicable law.
Section 12.21    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents or the Environmental Indemnity, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and the Environmental Indemnity and that such Loan Documents and the Environmental Indemnity shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents, the Environmental Indemnity or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 12.22    Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Columbia National Real Estate Finance, LLC (“Broker”), and Borrower shall be solely responsible for payment of all commissions, finder’s fees or similar amounts due and payable to Broker pursuant to the terms of their separate agreement, all of which commissions, finder’s fees or similar amounts shall be paid to Broker by Borrower on the Closing Date. Borrower shall indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s reasonable attorneys’ fees and disbursements) in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 12.22 shall survive the expiration and termination of this Agreement and the payment of the Debt. Borrower acknowledges that Lender may have been involved in other transactions with Broker, and Borrower agrees that it shall have no rights against Lender or defenses to Borrower’s obligations under the Loan Documents or the Environmental Indemnity due to any such relationship.

Section 12.23    Exculpation. Upon the occurrence of an Event of Default, except as provided in this Section 12.23, Lender will look solely to the Property and the security under the Loan Documents for the repayment of the Debt and will not enforce a deficiency judgment against Borrower. However, nothing contained in this Section shall limit the rights of Lender to proceed against Borrower, TRS Entity and the general partners of Borrower, TRS Entity and/or the Guarantor, if any (provided, however that Lender may only proceed against TRS Entity to the extent necessary to enforce a performance obligation under the Loan Documents or to exercise remedies against collateral for the Debt, but not for recovery of the payment of money), (i) to enforce any Leases entered into by Borrower, TRS Entity or their affiliates as Tenant; (ii) to recover actual damages for fraud, material misrepresentation, material breach of warranty or waste; (iii) to recover any Award or Insurance Proceeds or other similar funds which have been misapplied by Borrower or TRS Entity or which, under the terms of the Loan Documents, should have been paid to Lender; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower or TRS Entity or prepaid rents for a period of more than 30 days; (v) to recover Rents received by Borrower or TRS Entity after the first day of the month in which an Event of Default occurs and prior to the date Lender acquires title to the Property which have not been applied to the Debt or in accordance with the Loan Documents to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with Article IX of this Agreement pertaining to hazardous materials or the Environmental Indemnity; (vii) to recover all amounts due and payable pursuant to Section 12.13 of this Agreement; (viii) to recover costs and damages arising from Borrower’s or TRS Entity’s failure, as applicable, to pay Insurance Premiums or Taxes in the event Borrower is not required to deposit such amounts with Lender pursuant to Article III of this Agreement; and/or (ix) to recover damages arising from Borrower’s failure to comply with Section 5.2.11 of this Agreement pertaining to ERISA.
The limitation of liability set forth in this Section 12.23 shall not apply and the Loan shall be fully recourse in the event that prior to the repayment of the Loan, Borrower or TRS Entity commences a voluntary bankruptcy or insolvency proceeding or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower or TRS Entity and is not dismissed within 90 days of filing. In addition, this agreement shall not waive any rights which Lender would have under any provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Loan or to require that the Property shall continue to secure all of the Loan.
Notwithstanding the foregoing, the Loan shall be fully recourse to the Borrower, in the event there is a Transfer or Secondary Financing except as permitted in the Loan Documents or otherwise approved in writing by Lender.
Section 12.24    Prior Agreements. This Agreement, the other Loan Documents and the Environmental Indemnity contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the loan application, are superseded by the terms of this Agreement, the other Loan Documents and the Environmental Indemnity.
Section 12.25    Servicer.
(a)    At the option of Lender, the Loan may be serviced by a servicer (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement, the other Loan Documents and the Environmental Indemnity to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer;

provided that, so long as no Event of Default shall have occurred and be continuing, the Servicer shall be retained at Lender’s sole cost and expense.

(b)    Without limiting the foregoing, Servicer shall have the right to exercise all rights of Lender and to enforce all obligations of Borrower, Guarantor and other Persons pursuant to the terms and provisions of this Agreement, the Note, the Guaranty, the Environmental Indemnity and the other Loan Documents.

(c)    Borrower shall deliver to Servicer duplicate originals of all notices, documents and other instruments which Borrower may or shall be required to deliver to Lender pursuant to this Agreement, the Note, the other Loan Documents and the Environmental Indemnity (and no delivery of such notices, documents or other instruments by Borrower to Lender shall be of any force or effect unless the same are simultaneously delivered to Servicer).

Section 12.26    Replacement of Note. Upon notice to Borrower of the loss, theft, destruction or mutilation of the Note, Borrower will execute and deliver, in lieu of the original Note, a replacement note, identical in form and substance to the Note and dated as of the Closing Date. Upon the execution and delivery of the replacement note, all references in any of the Loan Documents or the Environmental Indemnity to the Note shall refer to the replacement note.
Section 12.27    Joint and Several Liability. If more than one Person has executed this Agreement as “Borrower,” the representations, covenants, warranties and obligations of all such Persons hereunder shall be joint and several.
Section 12.28    Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original and all of which together shall constitute a single agreement.
Section 12.29    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
Section 12.30    Time Of The Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Agreement, the other Loan Documents and the Environmental Indemnity.
[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
LENDER:

METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation

By:___/s/ Christopher B. Wilson_____________
Name: Christopher B. Wilson
Title: Director

BORROWER:

CHSP BOSTON II LLC,

a Delaware limited liability company

By:___/s/ Graham J. Wootten__________________
Name: Graham J. Wootten
Title: Vice President

CHSP TRS BOSTON II LLC hereby joins in the Agreement for the purpose of binding itself to Sections 3.4, 4.1, 4.2, 5.1, 5.2, 6.2.1, 6.2.2, 7.1 – 7.3, 8.3, 8.4, 9.1, 9.3, 10.1, 10.2, 11.1 and 12.21 of the within Agreement any breach of which shall constitute an Event of Default hereunder.
CHSP TRS BOSTON II LLC,
a Delaware limited liability company

By:___/s/ Graham J. Wootten__________________
Name: Graham J. Wootten
Title: Vice President

[Signature Page to Loan Agreement]

SCHEDULE 4.1.22
ORGANIZATIONAL CHART

Sch. 4.1.22 - 1

SCHEDULE 4.1.23
MATERIAL AGREEMENTS

None.

Sch. 4.1.23 - 1

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY
The real property situated in the City of Boston, County of Suffolk and Commonwealth of Massachusetts described as follows:
The Lafayette Hotel Parcel shall consist of the following volumes of space, together with the improvements therein, within the “Lafayette Parcel,” as defined in the Deed and Agreement from the City of Boston to Lafayette Place Associates dated September 11, 1979, recorded with the Suffolk County Registry of Deeds in Book 9288, Page 90 (the “Original Deed”), as amended by a First Amendment to Deed and Agreement dated February 17, 1982, recorded with said Deeds in Book 9927, Page 265 (the “First Amendment”), by a Second Amendment to Deed and Agreement dated June 8, 1983, recorded with said Deeds in Book 10389, Page 16 (the “Second Amendment”), and by a Third Amendment to Deed and Agreement dated as of March 31, 1988 recorded with said Deeds in Book 22332, Page 220 (the “Third Amendment”) and Fourth Amendment to Deed and Agreement dated as of December 30, 1998, and recorded with said Deeds in Book 23311, Page 337, (the “Fourth Amendment,” and together with the Original Deed, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, the “Deed and Agreement”). The real property retained by Lafayette Place Associates in the grant by Lafayette Place Associates to Lafayette Place Hotel Associates by Deed dated November 1, 1984, recorded with said Deeds in Book 11238, Page 226, as amended by First Amendment to Hotel Deed dated as of March 31, 1998, recorded with said Deeds in Book 22332, Page 275; as further amended by Second Amendment to Hotel Deed dated as of 12/30/98 and recorded with said Deeds in Book 23285, Page 175, together with such additional real property as is designated as or made a part of the Lafayette Retail Parcel in the Third Amendment, is hereinafter called the “Retail Facility.” The real property retained by the City in the Deed and Agreement is hereafter called the “City Parcel,” and the parking garage located therein is hereinafter called the “Parking Facility.”
Parcel One
Parcel One shall consist of the air rights parcel (the “Principal Hotel Parcel”) lying on and above the horizontal planes at the several elevations above the City of Boston Base (as defined below) shown as Level +5 on Sheet 5 of the Plans (as defined in the First Amendment to Hotel Deed by and between Patriot Games, L.L.C. and BRE/Swiss L.L.C. dated March 31, 1998 and recorded with said Deeds in Book 22332, Page 275 within the vertical planes of the perimeter of the area bounded and described according to the Plans as follows:
Beginning on said Level +5 at the intersection of the westerly sideline of Chauncy Street and the northeasterly sideline of Avenue de Lafayette;
thence turning and running N 33º-33’-22” E along the westerly sideline of Chauncy Street a distance of 160.00 feet;

Exh. A - 1

thence turning and running N 35º’-27’-33” E along the westerly sideline of Chauncy Street a distance of 37.15 feet;
thence turning and running N 35º-18’-40” E along the westerly sideline of Chauncy Street a distance of 1.78 feet;
thence turning and running N 56º-26’-38” W at a distance of 17.29 feet;
thence turning and running N 33º-33’-22” E a distance of 134.42 feet;
thence turning and running N 56º-26’-38” W a distance of 187.84 feet; thence turning and running S 33º-33’-22” W a distance of 95.26 feet;
thence turning and running southwesterly along a curve of radius 59.14 feet as it turns to the right a distance of 73.81 feet;
thence turning and running S 33º-33’-22” W a distance of 28.34 feet;
thence turning and running N 56º-26’-38” W a distance of 3.31 feet;
thence turning and running S 33º-33’-22” W a distance of 33.33 feet;
thence turning and running S 56º-26’-38” E a distance of 14.50 feet;
thence turning and running S 33º-33’-22” W a distance of 120.78 feet to the northeasterly sideline of Avenue de Lafayette;
thence turning and running S 56º-44’-33” E along the northeasterly sideline of Avenue de Lafayette a distance of 152.34 feet to westerly sideline of Chauncy Street and the point of beginning.
Containing 55,674 +/- square feet as shown on Sheet 5 of the Plans.
Parcel Two A
Parcel Two A shall consist of the air rights parcel lying on and between (i) the horizontal planes at the several elevations above the City of Boston Base shown as Level +1 on Sheet 1 of the Plans and (ii) the horizontal planes at the several elevations above the City of Boston Base shown as Level +2 on Sheet 2 of the Plans, and located within the vertical planes of the perimeter of the planes of the following area:
Beginning at a point 79.50 feet N 56º-44’-33” W of the intersection of the northerly sideline of Avenue de Lafayette and the westerly sideline of Chauncy Street (being 69.55 feet N 56º-44’-33” W of the point of curvature shown on said Sheet 1 of the Plans);
thence running N 56º-44’-33” W along the said northerly sideline of Avenue de Lafayette a distance of 69.51 feet;

Exh. A - 2

thence turning and running N 33º-33’-22” E a distance of 13.94 feet;
thence turning and running S 56º-26’-38” E a distance of 69.51 feet;
thence turning and running S 33º-33’-22” W a distance of 13.57 feet to the point of beginning;
Containing 956 square feet as shown on said Sheet 1.
Parcel Two C
Parcel Two C shall consist of the air rights parcel lying above and between (i) the horizontal planes at the several elevations above the City of Boston Base shown as Level +2 on Sheet 2 of the Plans and (ii) the horizontal planes at the several elevations above the City of Boston Base shown as Level +3 on Sheet 3 of the Plans and located within the vertical planes of the following areas:
Beginning at a point 114.51 feet N 56º-44’-33” W of the intersection of the northerly sideline of Avenue de Lafayette and the westerly sideline of Chauncy Street;
thence running N 56º-44’-33” W along said northerly sideline of Avenue de Lafayette a distance of 34.50 feet;
thence turning and running N 33º-33’-22” E a distance of 13.75 feet;
thence turning and running S 56º-26’-38” E a distance of 34.50 feet;
thence turning and running S 33º-33’-22” W a distance of 13.57 feet to the point of beginning.
Containing 471 square feet as shown on said Sheet 2.
Parcel Two D
Parcel Two D shall consist of the air rights parcel lying on and between (i) the horizontal planes at the several elevations above the City of Boston Base shown as Level +3 on Sheet 3 of the Plans and (ii) the horizontal planes at the several elevations above the City of Boston Base shown as Level +4 on Sheet 4 of the Plans, and located within the vertical planes of the perimeter of the area bounded and described according to Sheet 3 of the Plans as follows:
Beginning on said Level +3 at the intersection of the westerly sideline of Chauncy Street and the northeasterly sideline of Avenue de Lafayette;
thence turning and running N 33º-33’-22” E along the westerly sideline of Chauncy Street a distance of 160.00 feet;

Exh. A - 3

thence turning and running N 35º-27’-33” E along the westerly sideline of Chauncy Street a distance of 37.15 feet;
thence turning and running N 35º-18’-40” E along the westerly sideline of Chauncy Street a distance of 1.78 feet;
thence turning and running N 56º-26’-38” W a distance of 17.29 feet;
thence turning and running N 33º- 33’-22” E a distance of 134.42 feet;
thence turning and running N 56º-26’-38” W a distance of 44.62 feet;
thence turning and running S 33º-33’-22” W a distance of 1.49 feet;
thence turning and running N 56º-26’-38” W a distance of 5.65 feet;
thence turning and running S 33º-33’-22” W a distance of 4.67 feet;
thence turning and running N 56º-26’-38” W a distance of 29.97 feet;
thence turning and running N 33º-33’-22” E a distance of 3.31 feet;
thence turning and running N 56º-26’-38” W a distance of 14.90 feet;
thence turning and running S 33º-33’-22” W a distance of 18.80 feet;
thence turning and running N 56º-26’-38” W a distance of 29.15 feet;
thence turning and running S 33º-33’-22” W a distance of 9.50 feet;
thence turning and running N 56º-26’-38” W a distance of 30.63 feet;
thence turning and running S 33º-33’-22” W a distance of 27.90 feet;
thence turning and running S 56º-26’-38” E a distance of 9 +/- feet;
thence turning and running S 33º-33’-22” W a distance of 63 +/- feet;
thence turning and running N 56º-26’-38” W a distance of 8 +/- feet;
thence turning and running southwesterly along a curve of radius 59.14 feet as it turns to the right a distance of 31 +/- feet;
thence turning and running S 33º-33’-22” W a distance of 28.34 feet;
thence turning and running S 56º-26’-38” E a distance of 5.59 feet;
thence turning and running S 33º-33’-22” W a distance of 30.00 feet;

Exh. A - 4

thence turning and running S 56º-26’-38” E a distance of 5.58 feet;
thence turning and running S 33º-33’-22” W a distance of 123.87 feet to the northeasterly sideline of Avenue de Lafayette;
thence turning and running S 56º-44’-33” E along the northeasterly sideline of Avenue de Lafayette a distance of 152.34 feet to westerly sideline of Chauncy Street and the point of beginning.
Containing 49,200 +/- square feet as shown on Sheet 3 of the Plans.
Parcel Two E
Parcel Two E shall consist of the air rights parcel lying on and between (i) the horizontal planes at the several elevations above the City of Boston Base shown as Level +4 on Sheet 4 of the Plans and (ii) the horizontal planes at the several elevations above the City of Boston Base shown as Level +5 on Sheet 5 of the Plans, and located within the vertical planes of the perimeter of the area bounded and described according to Sheet 4 of the Plans as follows:
Beginning on said Level +4 at the intersection of the westerly sideline of Chauncy Street and the northeasterly sideline of Avenue de Lafayette;
thence turning and running N 33º-33’-22” E along the westerly sideline of Chauncy Street a distance of 160.00 feet;
thence turning and running N 35º-27-33” E along the westerly sideline of Chauncy Street a distance of 37.15 feet;
thence turning and running N 35º-18’-40” E along the westerly sideline of Chauncy Street a distance of 1.78 feet;
thence turning and running N 56º-26’-38” W a distance of 17.29 feet;
thence turning and running N 33º-33’-22” E a distance of 134.43 feet;
thence turning and running N 56º-26’-38” W a distance of 197.34 feet;
thence turning and running S 33º-33’-22” W a distance of 64 +/- feet;
thence turning and running S 56º-26’-38” E a distance of 9.50 feet;
thence turning and running S 33º-33’-22” W a distance of 31 +/- feet;
thence turning and running southwesterly along a curve of radius 59.14 feet as it turns to the right a distance of 73.81 feet;
thence turning and running S 33º-33’-22” W a distance of 28.34 feet;

Exh. A - 5

thence turning and running N 56º-26’-38” W a distance of 3.31 feet;
thence turning and running S 33º-33’-22” W a distance of 33.33 feet;
thence turning and running S 56º-26’-38” E a distance of 14.50 feet;
thence turning and running S 33º-33’-22” W a distance of 120.78 feet to the northeasterly sideline of Avenue de Lafayette;
thence turning and running S 56º-44’-33” E along the northeasterly sideline of Avenue de Lafayette a distance of 152.34 feet to westerly sideline of Chauncy Street and the point of beginning;
Containing 56,280 +/- square feet as shown on Sheet 4 of the Plans.
Parcel Three
Parcel Three shall consist of two parcels of space (referred to in the Hotel Deed as the “Bay Window Parcels”) constituting certain space discontinued in Avenue de Lafayette as described in an order of the Public Improvement Commission of the City of Boston dated March 3, 1983, recorded with the Suffolk Deeds at Book 10329, Page 185, and shown on a plan entitled City of Boston, Public Works Dept. Engineering Division Discontinuance Plan, Avenue de Lafayette, recorded with Suffolk Deeds at Book 10329, Page 185, and consisting of (i) the air space between the horizontal planes at elevations 68 feet and 265 feet above the City of Boston Base and within the vertical planes of the perimeter of that certain area of 8 square feet as shown on said plan, and (ii) the air space between the horizontal planes at elevations of 79 feet and 99.50 feet above the City of Boston Base and within the vertical planes of the perimeter of that certain area of 60 square feet as shown on said plan.
The term “City of Boston Base” as used in this description of premises means the vertical datum plane that is 5.65 feet below the mean sea level datum of 1929, now known as the National Geodetic Vertical Datum.
Subject to and Together with the appurtenant rights and easements described in the Deed from Lafayette Place Associates to Lafayette Place Hotel Associates dated November 1, 1984 and recorded with Suffolk County Registry of Deeds on November 2, 1984 in Book 11238, Page 226, as amended by First Amendment to Hotel Deed by and between Patriot Games, L.L.C. and BRE/Swiss L.L.C. dated as of March 31, 1998, recorded with said Deeds in Book 22332, Page 275, as further amended by Second Amendment to Hotel Deed by and between Patriot Holding, Inc. and BRE/Swiss L.L.C. dated as of December 30, 1998 and recorded with said Deeds in Book 23285, Page 175, together with the appurtenant rights and easements described in the Deed and Agreement from the City of Boston and Lafayette Place Associates dated September 11, 1979 and recorded with said Deeds in Book 9388, Page 90, as amended by First Amendment to Deed and Agreement between the City of Boston and Lafayette Place Associates dated as of February 17, 1982 and recorded with said Deeds in Book 9927, Page 265 and by Second Amendment to Deed and Agreement also between the City of Boston and Lafayette Place Associates dated as of

Exh. A - 6

June 8, 1983 and recorded with said Deeds in Book 10389, Page 16 and Third Amendment to Deed and Agreement dated March 31, 1998 and recorded with said Deeds in Book 22332, Page 220, including the use of those parking spaces identified in Section 14 of the Third Amendment, and Fourth Amendment to Deed and Agreement dated as of December 30, 1998 and recorded with said Deeds in Book 23311, Page 337 and together with the appurtenant rights and easements contained in the Maintenance and Easement Agreement dated June 1, 1979 and recorded with said Deeds in Book 9288, Page 135 and filed with Suffolk County Registry District of the Land Court as Document No. 347419, as amended by First Amendment to Maintenance and Easement Agreement dated as of May 15, 1985 and recorded with said Deeds in Book 12099, Page 315 and filed with said Land Court District as Document No. 398792; as further amended by Second Amendment to Maintenance and Easement Agreement dated February 24, 1998 and recorded with said Deeds in Book 22332, Page 252 and filed with said Land Court District as Document No. 564765, all in accordance with the terms thereof, together with the improvements therein located over Avenue de Lafayette, Chauncy Street and Washington Street in the City of Boston, Suffolk County, Commonwealth of Massachusetts, known and numbered as 2 Avenue de Lafayette in said City of Boston.

Exh. A - 7